Filed Pursuant to Rule 424(b)(3)
Registration No. 333-161449

KBS LEGACY PARTNERS APARTMENT REIT, INC.

SUPPLEMENT NO. 1 DATED APRIL 16, 2010

TO THE PROSPECTUS DATED MARCH 12, 2010

This document supplements, and should be read in conjunction with, the prospectus of KBS Legacy Partners Apartment REIT, Inc. dated March 12, 2010. As used herein, the terms “we,” “our” and “us” refer to KBS Legacy Partners Apartment REIT, Inc. and, as required by context, KBS Legacy Partners Limited Partnership, which we refer to as our “Operating Partnership” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•	updates to risks related to an investment in our shares;

•	a clarification regarding our dividend reinvestment plan; and

•	an update to the prior performance information in the prospectus.

Updates to Risk Factors

In connection with the registration of our initial public offering of common stock, we have been asked by the Ohio Division of Securities to clarify certain risk factor disclosures in our prospectus. Accordingly, the fourth risk factor under the heading “Risk Factors – Risks Related to an Investment in Us,” is revised to read as follows:

We may suffer from delays in locating suitable investments, which could limit our ability to make distributions and lower the overall return on our stockholders’ investment.

We rely upon our sponsors and the other real estate professionals affiliated with our sponsors, to identify suitable investments. The private KBS-sponsored programs, especially those that are currently raising offering proceeds, as well as the institutional investors for whom KBS affiliates serve as investment advisors, also rely upon our KBS sponsors for investment opportunities. In addition, KBS REIT I, KBS REIT II, KBS REIT III and KBS Strategic Opportunity REIT, which are also externally advised by our advisor, rely upon our KBS sponsors. The private Legacy-sponsored programs rely upon certain of our Legacy sponsors for investment opportunities. To the extent that our advisor faces competing demands upon its time which cause it to breach its fiduciary duties to us at times when we have capital ready for investment, we may face delays in locating suitable investments. Further, the more money we raise in this offering, the more difficult it will be to invest the net offering proceeds promptly and on attractive terms. Therefore, the large size of this offering and the competition from other entities that may be better positioned to acquire the types of properties and other investments we desire to purchase increase the risk of delays in investing our net offering proceeds. Delays we encounter in the selection and acquisition or origination of income-producing assets would likely limit our ability to pay distributions to our stockholders and lower their overall returns. Further, if we acquire properties prior to the start of construction or during the early stages of construction, it will typically take several months to complete construction and rent available space. Therefore, our stockholders could suffer delays in the distribution of cash distributions attributable to those particular properties. Our stockholders should expect to wait at least several months after the closing of a property acquisition before receiving cash distributions attributable to that property.

The third risk factor under the heading “Risk Factors – Risks Related to Conflicts of Interest,” is revised to read as follows:

Our sponsors, our officers, KBS Capital Advisors and the real estate professionals assembled by our advisor will face competing demands relating to their time and this may cause our operations and our stockholders’ investment to suffer.

We rely on our sponsors, our officers, KBS Capital Advisors and on real estate professionals that our advisor retains to provide services to us, for the day-to-day operation of our business. Messrs. Bren, McMillan and Snyder and Ms. Yamane are also executive officers of KBS REIT I, KBS REIT II and KBS REIT III, and Mr. Bren is an executive officer of KBS Realty Advisors and its affiliates, the advisors of the other KBS-sponsored programs and the investment advisors to institutional investors in real estate and real estate-related assets. In addition, Messrs. McMillan and Snyder and Ms. Yamane are executive officers of KBS Strategic Opportunity REIT. Mr. Butcher is Chairman of the Board and Chief Executive Officer of Legacy Partners Residential, Inc., a firm that, together with Legacy Commercial and other affiliated entities, manages a commercial and residential real estate portfolio currently valued in excess of $6 billion. Mr. Butcher is integral to the management of Legacy Partners Realty Funds I, II & III. Mr. Henry is President of Legacy Partners Residential, Inc., for which Mr. Hays acts as Chief Financial Officer and Executive Managing Director. Messrs. Butcher, Henry and Hays are all involved in the management of the Legacy Partners Affordable Housing Fund. As a result of their interests in other programs, their obligations to other investors and the fact that they engage in and they will continue to engage in other business activities, on behalf of themselves and others, Messrs. Bren, Butcher, Henry, Hays, McMillan and Snyder and Ms. Yamane face conflicts of interest in allocating their time among us and other KBS- and Legacy-sponsored programs and other business activities in which they are involved. Should our advisor breach its fiduciary duty to us by inappropriately devoting insufficient time or resources to our business, the returns on our investments, and the value of our stockholders’ investment, may decline.

The fourth risk factor under the heading “Risk Factors – Risks Related to Conflicts of Interest,” is revised to read as follows:

All of our executive officers, some of our directors and the key real estate professionals assembled by our advisor face conflicts of interest related to their positions and/or interests in affiliates of our sponsors, including our dealer manager, which could hinder our ability to implement our business strategy and to generate returns to our stockholders.

All of our executive officers, some of our directors and key real estate professionals assembled by our advisor are also executive officers, directors, managers, key professionals and/or holders of a direct or indirect controlling interest in our advisor, the sub-advisor, our dealer manager and other sponsor-affiliated entities. Through sponsor-affiliated entities, some of these persons also serve as the investment advisors to institutional investors in real estate and real estate-related assets. Through KBS Capital Advisors and KBS Realty Advisors some of these persons work on behalf of KBS REIT I, KBS REIT II, KBS REIT III, KBS Strategic Opportunity REIT and other KBS-sponsored programs. And through Legacy Residential and Legacy Commercial affiliated entities some of these persons serve as managers for Legacy Partners Affordable Housing Fund, Legacy Partners Realty Fund I, Legacy Partners Realty Fund II, and Legacy Partners Realty Fund III. As a result, they owe fiduciary duties to each of these entities, their members and limited partners and these investors, which fiduciary duties may from time to time conflict with the fiduciary duties that they owe to us and our stockholders. Their loyalties to these other entities and investors could result in action or inaction that breach their fiduciary duties to us and is detrimental to our business, which could harm the implementation of our business strategy and our investment and leasing opportunities. If we do not successfully implement our business strategy, we may be unable to generate the cash needed to make distributions to our stockholders and to maintain or increase the value of our assets.

Clarification Regarding our Dividend Reinvestment Plan

In connection with the registration of our initial public offering of common stock, we have been asked by the Ohio Division of Securities to clarify a feature of our dividend reinvestment plan. Accordingly, the following sentence is added to the discussion of our dividend reinvestment plan in the prospectus under the heading “Description of Shares—Dividend Reinvestment Plan—Termination of Participation:

If you elect to redeem some, but less than all, of your shares pursuant to our share redemption program, you will remain enrolled in the dividend reinvestment plan with respect to your remaining shares unless you provide us with written notice indicating that you wish to terminate participation in the dividend reinvestment plan.

PRIOR PERFORMANCE SUMMARY

Prior Investment Programs – Legacy Sponsors

The information presented in this section represents the historical experience of real estate programs organized by affiliates of our Legacy sponsors. Our Legacy sponsors include C. Preston Butcher, our Chief Executive Officer and Chairman of our board of directors, W. Dean Henry, our Executive Vice President, and Guy K. Hays, our Executive Vice President. The information presented in this section should be read in conjunction with the Prior Performance Tables – Legacy Sponsors included in this supplement. Prospective investors should not assume they will experience returns comparable to those experienced by investors in past real estate programs sponsored by affiliates of the Legacy sponsors. Further, by purchasing our shares, investors will not acquire ownership interests in any partnerships or corporations to which the following information relates. The private funds discussed in this section were conducted through privately held entities that were subject neither to the up-front commissions, fees and expenses associated with this offering nor all of the laws and regulations that will apply to us as a publicly offered REIT.

Since 1968, Mr. Butcher has been involved in entities that have acquired/developed 655 real estate assets on behalf of private funds and sub-advisory accounts with over 68,000 residential units exceeding $5.3 billion in cost and 68 million square feet of office and industrial space exceeding $8.7 billion in cost. These entities have sold 547 real estate assets with nearly 57,000 residential units exceeding $3.3 billion in cost and over 54 million square feet of office and industrial space exceeding $4.4 billion in cost. These entities have been a conduit for leading institutional investors and high net worth individuals to invest in real estate assets throughout the western U.S. As an owner, manager and operator of real estate assets, the Legacy Residential and Legacy Commercial entities offer investors a trusted, highly-experienced advisor or sub-advisor with regards to locating, acquiring/developing, financing, managing, and selling high quality real estate assets. Since 1973 and 1986, respectively, Mr. Henry and Mr. Hays have worked with Mr. Butcher on a significant number of the foregoing residential real estate assets.

The information presented below represents the historical experience as of the ten years ending December 31, 2009 of the private real estate funds sponsored by certain of our Legacy sponsors through Legacy Residential and Legacy Commercial affiliated entities, namely, Legacy Partners Affordable Housing Fund, Legacy Partners Realty Fund I, Legacy Partners Realty Fund II and Legacy Partners Realty Fund III. You should not assume that you will experience returns, if any, comparable to those experienced by investors in current/prior programs. Further, the programs discussed in this summary were conducted through privately held entities that were subject to neither up-front commissions, fees, and expenses associated with this offering, nor all of the laws and regulations that will apply to it as a publicly offered REIT. We have omitted from the discussion below information regarding the prior performance of entities for which an institutional investor engaged a Legacy Residential or Legacy Commercial affiliate entity if the investor had the power to reject the real estate acquisitions proposed by the Legacy Residential or Legacy Commercial affiliate manager. Such entities are not considered “funds” or “programs” as those terms are used in this supplement.

Though the private funds were not subject to the up-front commissions, fees and expenses associated with this offering, the private funds have fee arrangements with Legacy Residential or Legacy Commercial affiliates structured similar to ours. The percentage of the fees varied based on the market factors at the time the particular fund was formed. The private funds have paid (i) asset management fees, (ii) acquisition fees, (iii) development/construction fees and (iv) real estate commissions, disposition fees, incentive fees and/or carried interest based on participation interests in the funds’ assets after achieving a stipulated return for the investors or based on gains from the sale of assets.

For additional information about the private programs discussed below, see the Prior Performance Tables – Legacy Sponsors included in this supplement. These tables present information with respect to (1) the experience of our Legacy sponsors in raising and investing private real estate programs, (ii) the compensation paid by prior programs to the Legacy sponsors and their affiliates, (iii) the operating results of prior programs, and (iv) acquisitions of properties by current/prior programs.

Legacy Partners Affordable Housing Fund

In December of 2002, Legacy Partners 1002 LLC (“LP 1002”) formed the Legacy Partners Affordable Housing Fund, LLC (“Legacy Partners Affordable Housing Fund”) with a single large institutional investor, the State of California Public Employees’ Retirement System. The Legacy Partners Affordable Housing Fund is focused on the renovation or new development of multifamily housing with an affordable housing component of 15% - 20%. The program was initially focused exclusively on acquisitions/development of multifamily housing in urban areas of California with committed equity of $63.2 million, including a 5% co-investment of equity from LP 1002. The scope of the program was subsequently expanded to include urban areas of Colorado and Texas, and the equity commitment was increased to $269.5 million, including LP 1002’s 5% co-investment. As of December 31, 2009, the offering amount for the program was fully committed.

Messrs. Butcher, Henry and Hays, as managing members of LP 1002 indirectly through their trusts, along with certain of the other key real estate professionals with Legacy Residential entities, collectively have the sole responsibility for acquiring, financing, managing, developing and selling the real estate assets owned by the various wholly-owned subsidiaries of Legacy Partners Affordable Housing Fund in accordance with the terms and parameters of the operating agreement of Legacy Partners Affordable Housing Fund. These other key real estate professionals include Jeffrey K. Byrd and Spencer R. Stuart, Jr., along with one other individual who is no longer employed by LPRI or an officer of LPRI nor involved in the management of LP 1002. The investor does not have the right to approve an investment property prior to purchase or to approve a sale or refinancing of the property provided that the acquisition, sale or refinancing of the property is made in accordance with the terms and parameters of the operating agreement of Legacy Partners Affordable Housing Fund.

The Legacy Partners Affordable Housing Fund has investment objectives that are similar to ours. Like ours, its primary investment objectives are to provide investors with attractive and stable returns and to preserve and return their capital contributions and, like us, it will seek to realize growth in the value of its investments by timing asset sales to maximize asset value. However, note that the investment risk profile of Legacy Partners Affordable Housing Fund differs from ours in that it is predominantly focused on development, which typically has a higher risk profile in that it requires significant capital improvements and extensive leasing. Although we may invest in development properties as a part of our opportunity-oriented investment allocation, we expect that such opportunity-oriented investments will account for only 20% to 30% of our portfolio, with development properties not to exceed 10%.

The continued disruptions in the financial markets and poor economic conditions have adversely affected the current and future operations, and thus the fair values and recoverability, of certain of Legacy Partners Affordable Housing Fund’s investments. The expected decline in future operations of one of its assets, Mission Pointe, resulted in Legacy Partners Affordable Housing Fund recognizing an impairment loss on this asset in 2009. There have been no impairments on other investments of Legacy Partners Affordable Housing Fund.

From April 2003 through November 2008, the Legacy Partners Affordable Housing Fund purchased four large residential assets through wholly-owned subsidiaries: the Main & Jamboree property located in Irvine, California; the Hollywood & Vine property located in Los Angeles, California; the Mission Pointe Property located in Sunnyvale, California; and the Legacy at Memorial property located in Houston, Texas.

The Main & Jamboree property is a mixed use development project of 290 apartment homes and 7,500 square feet of street retail space. The property was purchased in July of 2004 and construction commenced early in 2005. Construction was completed in 2007. The project was sold prior to the completion of construction in March 2006 for $94.5 million, subject to a $26.5 million completion reserve.

The Hollywood & Vine property is a mixed-use development project of 375 apartment homes and 28,700 square feet of street retail space located in Los Angeles, California. This project was approved for investment in July of 2006 and construction commenced early in April 2007. As of December 31, 2009 the project was still under construction, with the final certificate of occupancy anticipated in the third quarter of 2010. The total development cost is projected to be $264.0 million. As of December 31, 2009, total costs incurred were $224.7 million and the balance of construction financing was $140.7 million (62.6%). The affordable housing component will be 20.8%, meeting the program’s predetermined affordable housing objective.

The Mission Pointe property is an acquisition and renovation project consisting of 617 apartments located in Sunnyvale, California. This project was approved for investment in December of 2006. The property was acquired in November 2008 at the end of an option period, during which Legacy Partners Affordable Housing Fund controlled the management of the asset. Exterior and common area renovations were completed on schedule and renovation of unit interiors is ongoing. The property is 97% leased. The total redevelopment cost is projected to be $170 million. As of December 31, 2009, total costs incurred were $166.9 million and the balance of construction financing was $81.9 million (49.1%). The affordable housing component is 15%, meeting the program’s predetermined affordable housing objective.

The Legacy at Memorial property is a 330 unit apartment development project located in Houston, Texas. The project consists of a 25-story residential tower and a four-story residential building partially wrapping a six-story structured parking garage. Construction commenced early in January 2008 and is scheduled for completion in the second quarter of 2010. The total development cost is projected to be $101.2 million. As of December 31, 2009, total costs incurred were $87.0 million and the balance of construction financing was $71.8 million (82.5%). With the investor’s consent, the affordable housing component for this property was terminated prior to the leasing of any units.

Legacy Partners Realty Fund I

In December of 2004, Legacy Partners Commercial, LLC (“Legacy Commercial LLC”), an affiliate of our Legacy sponsors, commenced the operations of Legacy Partners Realty Fund I, LLC (“Legacy Partners Realty Fund I”), a private program seeking to raise $331.6 million of committed equity from accredited institutional investors. As of December 31, 2009 the full offering amount had been committed. Legacy Partners Realty Fund I is focused primarily on the acquisition, value-enhancement, management, and sale of office and industrial properties in the San Francisco Bay Area, Southern California, and the Seattle and Denver metropolitan areas. The program’s objective is to employ leverage up to 65% of the value of the program’s assets as part of its strategy and generate competitive internal rates of return, net of management fees and incentives paid to the sponsor, over an eight to ten-year period.

Mr. Butcher is Chairman of the Board of Legacy Commercial LLC, as well as a director of various other of the Legacy Commercial entities involved in the ownership of Legacy Partners Realty Fund I. Barry S. DiRaimondo and Paul J. Meyer are each a Director and the President and Chief Financial Officer, respectively, of Legacy Commercial LLC, as well as directors and officers of various other of the Legacy Commercial entities involved in the ownership of Legacy Partners Realty Fund I. Messrs. DiRaimondo and Meyer, along with Mr. Butcher, collectively have the responsibility for acquiring, financing, managing, developing and selling the real estate and real estate-related assets owned by Legacy Partners Realty Fund I in accordance with the terms and parameters of the operating agreement of Legacy Partners Realty Fund I without the consent or approval of the investors.

Although Legacy Partners Realty Fund I targets assets in the commercial real estate sector rather than the residential sector, it nevertheless has investment objectives that are similar to ours. Like ours, its primary investment objectives are to provide investors with attractive and stable returns and to preserve and return their capital contributions and, like us, it will seek to realize growth in the value of its investments by timing asset sales to maximize asset value. However, note that the investment risk profile of Legacy Partners Realty Fund I differs from ours in that it is predominantly focused on “value-added” investment types, which typically have a higher risk profile in that they require moderate to significant capital improvements and/or moderate to extensive leasing or releasing. Although we may invest in value-added properties as a part of our opportunity-oriented investment allocation, we expect that such opportunity-oriented investments will account for only 20% to 30% of our portfolio.

All of the assets acquired by Legacy Partners Realty Fund I have involved commercial properties. As of December 31, 2009, Legacy Partners Realty Fund I had acquired a total of 32 properties, including 30 office properties and two parcels of raw land for development, with an aggregate of 5.9 million square feet of space and totaling $951.9 million in cost. At that time, $331.6 million of capital had been called and contributed. As of December 31, 2009, the fund had sold six of its properties and four partial properties for $191.9 million.

The continued disruptions in the financial markets and poor economic conditions have adversely affected the current and future operations, and thus the fair values and recoverability, of certain of Legacy Partners Realty Fund I’s investments. The expected decline in future operations of one of its assets, Mariposa, resulted in Legacy Partners Realty Fund I recognizing an impairment loss on this asset in 2009. There have been no impairments on other investments of Legacy Partners Realty Fund I.

Legacy Partners Realty Fund I acquired the majority of its assets early in the last economic expansion during 2005 and early 2006 when pricing was lower than the highs of 2007. The fund was focused on the acquisition and repositioning of “A” and “B” quality assets in major western markets—both in terms of location and physical characteristics. Additionally, the fund’s assets had sufficient time to lease vacant space and stabilize their income streams before the economy retracted and has experienced positive net absorption across the portfolio since acquisition. Thirty-three assets were acquired in the fund and seven assets were successfully repositioned and liquidated prior to the economic retraction at pricing that met or exceeded original projections. In addition, five more assets were in the market for sale in the summer and fall of 2008 that have subsequently been removed from the market due to the economic slowdown. Although some of Legacy Partners Realty Fund I’s assets have been negatively affected by vacancy and lower market rental rates, as noted above, the majority of assets are benefiting from in place, longer term leases which has mitigated the typical experience during an economic downturn where “B” quality assets tend to lose tenants to “A” quality assets due to the severe compression between market rents for “A” and “B” assets. Additionally, a few of the fund’s assets have loans maturing in the near term and the general lack of available financing for commercial real estate may impact the ability of the fund to refinance or extend these loans. As a precautionary measure, the fund is not making cash distributions at this time.

Legacy Partners Realty Fund II

In April 2006, Legacy Commercial LLC commenced Legacy Partners Realty Fund II, LLC (“Legacy Partners Realty Fund II”), a private program seeking to raise $456.8 million of committed equity from accredited institutional investors. As of December 31, 2009 the full offering amount had been committed. Legacy Partners Realty Fund II is focused primarily on the acquisition, value-enhancement, management, and sale of office and industrial properties in the San Francisco Bay Area, Southern California, and the Seattle and Denver metropolitan areas. The program’s objective is to employ leverage up to 65% of the value of the program’s assets as part of its strategy and generate competitive internal rates of return, net of management fees and incentives paid to the sponsor, over an eight to ten-year period.

Mr. Butcher is Chairman of the Board of Legacy Commercial LLC, as well as a director of various other of the Legacy Commercial entities involved in the ownership of Legacy Partners Realty Fund II. Barry S. DiRaimondo and Paul J. Meyer are each a Director and the President and Chief Financial Officer, respectively, of Legacy Commercial LLC, as well as directors and officers of various other of the Legacy Commercial entities involved in the ownership of Legacy Partners Realty Fund II. Messrs. DiRaimondo and Meyer, along with Mr. Butcher, collectively have the responsibility for acquiring, financing, managing, developing and selling the real estate and real estate-related assets owned by Legacy Partners Realty Fund II in accordance with the terms and parameters of the operating agreement of Legacy Partners Realty Fund II without the consent or approval of the investors.

Although Legacy Partners Realty Fund II targets assets in the commercial real estate sector rather than the residential sector, it nevertheless has investment objectives that are similar to ours. Like ours, its primary investment objectives are to provide investors with attractive and stable returns and to preserve and return their capital contributions and, like us, it will seek to realize growth in the value of its investments by timing asset sales to maximize asset value. However, note that the investment risk profile of Legacy Partners Realty Fund II differs from ours in that it is predominantly focused on “value-added” investment types, which typically have a higher risk profile in that they require moderate to significant capital improvements and/or moderate to extensive leasing or releasing. Although we may invest in value-added properties as a part of our opportunity-oriented investment allocation, we expect that such opportunity-oriented investments will account for only 20% to 30% of our portfolio.

Substantially all of the assets acquired by Legacy Partners Realty Fund II have involved commercial properties. As of December 31, 2009, Legacy Partners Realty Fund II had acquired a total of 28 properties, including 24 office properties, one industrial property, and three parcels of raw land for development, with an aggregate of 5.9 million square feet of space and totaling $1.4 billion in cost. $456.8 million of capital had been called and contributed by that time. As of December 31, 2009, the fund had one partial sale of a property for $15.7 million.

The continued disruptions in the financial markets and poor economic conditions have adversely affected the current and future operations, and thus the fair values and recoverability, of certain of Legacy Partners Realty Fund II’s investments. The expected decline in future operations of nine of its assets resulted in Legacy Partners Realty Fund II recognizing an impairment loss on these assets in 2008 and 2009.

Legacy Partners Realty Fund II purchased the majority of its assets late in the last economic expansion, between mid 2006 and mid 2007 when pricing reached its recent cyclical highs. The fund was focused on the acquisition and repositioning of assets that were in “A” locations but that needed rehabilitation to bring them fully up to “A” quality. Also, as a consequence of being acquired late in the last economic expansion, the fund’s assets had less time to lease vacant space and stabilize their income streams before the economy retracted. The fund acquired and repositioned twenty-eight assets. Eight of this fund’s assets were in the market for sale in the summer and fall of 2008 that have subsequently been removed from the market due to the economic slowdown. Since acquisition, the fund has experienced a small amount of negative net absorption in the aggregate. Also, as a result of declines in market rental rates, the economic downturn has resulted in a “flight to quality” and therefore benefited “A” quality assets at the expense of “B” quality assets in competing for tenants. In some cases the current rents available in the market have made it uneconomic to incur the significant capital expenditures for tenant improvements and leasing commission and the fund has decided to leave space vacant until conditions improve. Additionally, some of the fund’s assets have loans maturing in the near term and the general lack of available financing for commercial real estate may impact the ability of the fund to refinance or extend these loans. The fund is not making current distributions at this time.

Legacy Partners Realty Fund III

In August of 2007, Legacy Commercial LLC commenced Legacy Partners Realty Fund III, LLC (“Legacy Partners Realty Fund III”), a private program seeking to raise $475.0 million of committed equity from accredited institutional investors. As of December 31, 2009, $451.1 million was raised and the offering had ceased. Legacy Partners Realty Fund III is focused primarily on the acquisition, value-enhancement, management, and sale of office, research and development and industrial properties in the San Francisco Bay Area, Southern California, and the Seattle and Denver metropolitan areas. The program’s objective is to employ leverage up to 65% of the value of the program’s assets as part of its strategy and generate competitive internal rates of return, net of management fees and incentives paid to the sponsor, over an eight to ten-year period.

Mr. Butcher is Chairman of the Board of Legacy Commercial LLC, as well as a director of various other of the Legacy Commercial entities involved in the ownership of Legacy Partners Realty Fund III. Barry S. DiRaimondo and Paul J. Meyer are each a Director and the President and Chief Financial Officer, respectively, of Legacy Commercial LLC, as well as directors and officers of various other of the Legacy Commercial entities involved in the ownership of Legacy Partners Realty Fund III. Messrs. DiRaimondo and Meyer, along with Mr. Butcher, collectively have the responsibility for acquiring, financing, managing, developing and selling the real estate and real estate-related assets owned by Legacy Partners Realty Fund III in accordance with the terms and parameters of the operating agreement of Legacy Partners Realty Fund III without the consent or approval of the investors.

Although Legacy Partners Realty Fund III targets assets in the commercial real estate sector rather than the residential sector, it nevertheless has investment objectives that are similar to ours. Like ours, its primary investment objectives are to provide investors with attractive and stable returns and to preserve and return their capital contributions and, like us, it will seek to realize growth in the value of its investments by timing asset sales to maximize asset value. However, note that the investment risk profile of Legacy Partners Realty Fund III differs from ours in that it is predominantly focused on “value-added” investment types, which typically have a higher risk profile in that they require moderate to significant capital improvements and/or moderate to extensive leasing or releasing. Although we may invest in value-added properties as a part of our opportunity-oriented investment allocation, we expect that such opportunity-oriented investments will account for only 20% to 30% of our portfolio.

As of December 31, 2009, Legacy Partners Realty Fund III had acquired a total of ten properties, including nine office properties and one parcel of land for development, with an aggregate of 2.6 million square feet of space and totaling $717.5 million in cost. At that time, $208 million of capital had been called and contributed. As of December 31, 2009, the fund had sold one partial property held via a 25% interest in a joint venture.

The continued disruptions in the financial markets and poor economic conditions have adversely affected the current and future operations, and thus the fair values and recoverability, of certain of Legacy Partners Realty Fund III’s investments. Although there have been no impairment losses recognized on any of Legacy Partners Realty Fund III’s assets, one property was foreclosed upon by its mezzanine lender.

Legacy Partners Realty Fund III began purchasing assets at the cyclical peak of the last economic expansion in the fall of 2007 before it suspended acquisitions due to the economic downturn in the spring of 2008, having drawn approximately half of its funding commitments. As a consequence of being acquired just as the economy began to decline, the fund’s nine assets, which are generally “A” quality, had very little time to lease vacant space and stabilize their income streams before the economy weakened. Since acquisition, the fund’s assets have experienced a small amount of negative net absorption in the aggregate and several of its assets have significant current vacancy. Currently the fund is drawing on interest and operating reserves established for the assets with significant vacancy but may be required to call a portion of its uncommitted capital to support projects until the pace of leasing increases. This fund has been successful in buying back some of its asset level debt at a significant discount to par thereby reducing its basis in the real estate. Additional debt buybacks are anticipated and would require calling some of the fund’s uncommitted capital to do so. Additionally, some of the fund’s assets have loans maturing in the near term and the general lack of available financing for commercial real estate may impact the ability of the fund to refinance or extend these loans. The fund is not making current distributions at this time.

Prior Investment Programs – KBS Sponsors

The information presented in this section represents the historical experience of real estate programs organized by affiliates of our KBS sponsors. Our KBS sponsors include Peter M. Bren, our President and one of our directors, Peter McMillan III, our Executive Vice President, Keith D. Hall and Charles J. Schreiber, Jr. The information presented in this section should be read in conjunction with the Prior Performance Tables — KBS Sponsors included in this supplement. Prospective investors should not assume they will experience returns comparable to those experienced by investors in past KBS-sponsored real estate programs. Further, by purchasing our shares, investors will not acquire ownership interests in any partnerships or corporations to which the following information relates. The private funds discussed in this section were conducted through privately held entities that were subject neither to the up-front commissions, fees and expenses associated with this offering nor all of the laws and regulations that will apply to us as a publicly offered REIT. We have omitted from this discussion information regarding the prior performance of entities for which an institutional investor engaged a KBS investment advisor if the investor had the power to reject the real estate acquisitions proposed by the KBS investment advisor. Such entities are not considered “funds” or “programs” as those terms are used in this supplement.

In January 2006, our KBS sponsors teamed to launch the initial public offering of their first public non-traded REIT, KBS Real Estate Investment Trust, Inc., which we refer to as KBS REIT I. They are currently sponsoring the initial public offerings of KBS Real Estate Investment Trust II, Inc., which we refer to as KBS REIT II, KBS Strategic Opportunity REIT and KBS Real Estate Investment Trust III, Inc., which we refer to as KBS REIT III. As described below, KBS REIT I and KBS REIT II are targeting to acquire a portfolio of commercial properties and enhanced-return real estate-related debt and equity investments. KBS Strategic Opportunity REIT is targeting to acquire a diverse portfolio of real estate-related loans, real estate-related debt securities and other real estate-related investments. As of the date of this supplement, the initial public offering of KBS REIT III, Inc. is in registration with the SEC. KBS Strategic Opportunity REIT, Inc. launched its initial public offering in November 2009 but as of the date of this supplement, it has not broken escrow in its offering. Our advisor, KBS Capital Advisors, serves or will serve as the external advisor to KBS REIT I, KBS REIT II, KBS REIT III and KBS Strategic Opportunity REIT.

Since 1992, two of our sponsors, Peter M. Bren and Charles J. Schreiber, Jr., have partnered to acquire, manage, develop and sell high-quality U.S. commercial real estate assets as well as real estate-related investments on behalf of institutional investors. Since the formation of the first investment advisor affiliated with Messrs. Bren and Schreiber in 1992, investment advisors affiliated with Messrs. Bren and Schreiber have sponsored 14 private real estate funds that have raised over $2.1 billion of equity from institutional investors. Together, Messrs. Bren and Schreiber founded KBS Realty Advisors LLC, a registered investment advisor with the SEC and a nationally recognized real estate investment advisor. We refer to the investment advisors affiliated with Messrs. Bren and Schreiber as KBS investment advisors.

Unless otherwise indicated, the information presented below represents the historical experience of KBS REIT I, KBS REIT II and the private real estate funds sponsored by KBS investment advisors as of the 10 years ending December 31, 2009.

KBS REIT I

On January 27, 2006, our sponsors launched the initial public offering of KBS REIT I, a publicly registered, non-traded REIT. Its initial public offering was for a maximum of 200,000,000 shares of common stock at a price of $10.00 per share, plus an additional 80,000,000 shares of common stock at $9.50 per share pursuant to its dividend reinvestment plan. As of December 31, 2009, KBS REIT I had accepted gross offering proceeds of $1.8 billion, including $129.5 million from shares issued pursuant to its dividend reinvestment plan. As of December 31, 2009, KBS REIT I had 42,316 stockholders. Of the amount raised pursuant to its dividend reinvestment plan, $51.3 million has been used to fund share redemptions pursuant to its share redemption program. KBS REIT I ceased offering shares in its primary public offering on May 30, 2008 and KBS REIT I continues to offer shares under its dividend reinvestment plan.

As of December 31, 2009, KBS REIT I owned 23 office buildings, one light industrial property, three corporate research properties, two distribution facilities, one industrial portfolio consisting of nine distribution and office/warehouse properties, one office/ flex portfolio consisting of four properties and an 80% membership interest in a joint venture that owns a portfolio of 23 institutional quality industrial properties and holds a master lease with a remaining term of 13.25 years with respect to another industrial property (by “institutional quality” we mean properties with certain features (tenancy, location, construction quality, management, functionality, etc.) and benefits that help distinguish them as desirable investments to relatively risk adverse high net worth entities). At December 31, 2009, the portfolio was approximately 90% leased. In addition, as of December 31, 2009, KBS REIT I owned seven mezzanine real estate loans, two B-notes, a partial ownership interest in a mezzanine real estate loan, a partial ownership interest in a senior mortgage loan, two loans representing senior subordinated debt of a private REIT and four mortgage loans. KBS REIT I also holds two investments in securities directly or indirectly backed by commercial mortgage loans and a preferred membership in a real estate joint venture. KBS REIT I used the net proceeds from its initial public offering and debt financing to purchase or fund $3.1 billion of real estate and real estate-related investments as of December 31, 2009, including $34.5 million in acquisition fees and closing costs. As of December 31, 2009, KBS REIT I had used the net proceeds from its initial public offering for real estate properties and real estate-related assets in the amounts of $0.8 billion and $0.8 billion, respectively, and had debt financing on its real estate properties and real estate-related assets in the amounts of $1.2 billion and $0.3 billion, respectively.

Although KBS REIT I targets assets in the commercial and industrial real estate sectors rather than the residential sector, it nevertheless has investment objectives that are similar to ours. Like ours, its primary investment objectives are to provide investors with attractive and stable returns and to preserve and return their capital contributions and, like us, it will seek to realize growth in the value of its investments by timing asset sales to maximize asset value.

KBS REIT I has acquired and manages a diverse portfolio of real estate and real estate-related assets. It has diversified the portfolio by property type, geographic region, investment size and investment risk with the goal of attaining a portfolio of income-producing real estate and real estate-related assets that provide attractive and stable returns to its investors. In constructing its portfolio, KBS REIT I targeted approximately 70% core investments (which are generally existing properties with at least 80% occupancy and minimal near-term lease rollover) and approximately 30% enhanced-return properties (which are higher-yield and higher-risk investments than core properties, such as properties with moderate vacancies or near-term lease rollovers, poorly managed and positioned properties, properties owned by distressed sellers and built-to-suit properties) and real estate-related investments, including mortgage loans, mezzanine debt, commercial mortgage backed securities and other similar structured finance investments. With proceeds from its initial public offering and debt financing (as a percentage of its total investments), the purchase price of KBS REIT I’s real estate properties represented 65% of its portfolio and the purchase price of its real estate-related investments represented 35% of its portfolio.

With proceeds from its initial public offering and debt financing, as a percentage of the amount invested (based on purchase price), KBS REIT I invested in the following types of assets (including its investments through a consolidated joint venture): 35% in 22 office properties, 29% in 42 industrial properties and a master lease in another industrial property, 26% in interests in 12 mezzanine loans, 5% in interests in six mortgage loans, 2% in interests in two loans representing subordinated debt of a private REIT, 2% in two investments in securities directly or indirectly backed by commercial mortgage loans and 1% in interests in two B-notes. All of KBS REIT I’s real property investments were made within the United States. As a percentage of amount invested (based on purchase price), the geographic locations of KBS REIT I’s investments in real properties were as follows (including its investments through a consolidated joint venture): 40% in 26 properties and a master lease in another property in the East; 30% in 22 properties in the South; 15% in nine properties in the West; and 15% in seven properties in the Midwest. All of the real properties purchased by KBS REIT I had prior owners and operators.

During the three years ending December 31, 2009, KBS REIT I invested in the following types of assets (including its investments through a consolidated joint venture): 20 office properties, 39 industrial properties and a master lease in another industrial property, 11 mezzanine loans, six mortgage loans, two loans representing subordinated debt of a private REIT, two investments in securities directly or indirectly backed by commercial mortgage loans and two B-notes. The geographic locations of properties acquired by KBS REIT I during the three years ending December 31, 2009 were as follows (including its investments through a consolidated joint venture): 25 properties and a master lease in another property in the East; 19 properties in the South; nine properties in the West; and six properties in the Midwest. KBS REIT I funded these investments with a combination of proceeds from its initial public offering and debt financing. For more detailed information regarding acquisitions by KBS REIT I as of December 31, 2009, see Table VI of the Prior Performance Tables in this supplement.

As described in more detail below, subsequent to KBS REIT I’s acquisition of these properties, loans and other investments, KBS REIT I’s portfolio composition changed as a result of the restructuring of certain investments and KBS REIT I taking title to properties underlying investments in loans that became impaired.

KBS REIT I had not sold any properties or other investments as of December 31, 2009. KBS REIT I intends to hold real estate investments for an extended period, typically four to seven years for real properties, and intends to hold its real estate-related investments to maturity. In November 2007, the borrowers under a mezzanine loan in which KBS REIT I held a $21 million interest paid off the loan in full, including a spread maintenance premium.

KBS REIT I’s primary public offering was subject to the up-front commissions, fees and expenses associated with this offering and KBS REIT I has fee arrangements with KBS affiliates structured similar to ours. For more information regarding the fees paid to KBS affiliates by KBS REIT I and the operating results of KBS REIT I, see Tables II and III under Prior Performance Tables contained in this supplement.

The KBS REIT I prospectus disclosed that KBS REIT I may seek to publicly list its shares of common stock if its independent directors believe a public listing would be in the best interests of its stockholders. To date, the independent directors have not made such a determination. If KBS REIT I does not list its shares of common stock on a national securities exchange by November 2012, its charter requires that KBS REIT I either (i) seek stockholder approval of the liquidation of the company or (ii) if a majority of its conflicts committee determines that liquidation is not then in the best interests of the stockholders, postpone the decision of whether to liquidate the company. As we have not reached November 2012, none of the actions described in (i) or (ii) above have occurred.

However, KBS REIT I has disclosed that due to the continuing impact of the disruptions in the financial markets on the values of KBS REIT I’s investments, it is increasingly likely that KBS REIT I will postpone such a liquidity event in order to improve the prospects for investors to have their capital returned and to realize a profit on their investment, likely through sales of individual or pooled assets.

If a majority of its conflicts committee does determine that liquidation is not then in the best interests of KBS REIT I’s stockholders, its charter requires that the conflicts committee revisit the issue of liquidation at least annually. Further postponement of listing or stockholder action regarding liquidation would only be permitted if a majority of the conflicts committee again determined that liquidation would not be in the best interest of the stockholders. If KBS REIT I sought and failed to obtain stockholder approval of its liquidation, the KBS REIT I charter would not require KBS REIT I to list or liquidate and would not require the conflicts committee to revisit the issue of liquidation, and KBS REIT I could continue to operate as before. If KBS REIT I sought and obtained stockholder approval of its liquidation, KBS REIT I would begin an orderly sale of its properties and other assets. The precise timing of such sales would take account of the prevailing real estate and financial markets, the economic conditions in the submarkets where its properties are located and the federal income tax consequences to the stockholders. In making the decision to apply for listing of its shares, KBS REIT I’s directors will try to determine whether listing its shares or liquidating its assets will result in greater value for stockholders.

The continued disruptions in the financial markets and deteriorating economic conditions have adversely affected the fair values and recoverability of certain of KBS REIT I’s investments. KBS REIT I disclosed fair values below its book values for certain assets in its financial statements and recognized impairments related to a limited number of assets.

On a quarterly basis, KBS REIT I evaluates its real estate securities for impairment. KBS REIT I reviews the projected future cash flows under these securities for changes in assumptions due to prepayments, credit loss experience and other factors. If, based on KBS REIT I’s quarterly estimate of cash flows, there has been an adverse change in the estimated cash flows from the cash flows previously estimated and the present value of the revised cash flows is less than the present value previously estimated, an other-than-temporary impairment is deemed to have occurred. KBS REIT I recognized an other-than-temporary impairment related to its real estate securities of $5.1 million for the year ended December 31, 2009 and a $50.1 million impairment related to its real estate securities for the year ended December 31, 2008. Of the $50.1 million impairment recognized in 2008, $18.2 million related to the full impairment of its floating rate securities and $31.9 million related to its fixed rate securities. The impairment recognized in 2009 related solely to its fixed rate securities, which were acquired in June 2008. Continued stress in the economy in general and the CMBS market in particular could result in additional other-than-temporary impairments on the fixed rate securities in the future.

With respect to its loan portfolio, KBS REIT I considers a loan held for investment to be impaired when it becomes probable, based on current information, that it will be unable to collect all amounts estimated to be collected at the time of acquisition. The amount of impairment, if any, will be measured by comparing the recorded amount of the loan to (i) the present value of the expected cash flows discounted at the loan’s effective interest rate, (ii) the loan’s observable market price or (iii) the fair value of the collateral. During the year ended December 31, 2008, KBS REIT I recorded an impairment charge for the full amount of its $50 million subordinated debt investment in Petra Fund REIT Corp. In addition, KBS REIT I recorded a provision for portfolio-based loan losses of $54.0 million related to its investment in the remaining real estate loans receivable. As of December 31, 2009, the total reserve for loan losses was $110.5 million and consisted of $86.5 million of asset-specific reserves on impaired real estate loans receivable with an amortized cost basis of $125.3 million and $24.0 million of portfolio-based reserves on non-impaired real estate loans receivable with an amortized cost basis of $651.0 million. As of December 31, 2009, impaired real estate loans receivable with an amortized cost basis of $152.3 million are on nonaccrual status. The asset-specific reserves relate to the following impaired loans: the Tribeca Mezzanine Loans, the 200 Professional Drive Mortgage, the 2600 Michelson Mezzanine Loan, the Sandmar Mezzanine Loan, and the subordinated debt investment in Petra Fund REIT Corp. KBS REIT I increased its loan loss reserve by $178.8 million during the year ended December 31, 2009. The portfolio-based loan loss reserve provides for probable losses estimated to have occurred on the pool of loans that do not have asset-specific reserves. Although KBS REIT I does not know which specific loans within the pool will ultimately result in losses, KBS REIT I believes it is probable that it will realize losses on the pool. For the year ended December 31, 2009, the change in loan loss reserves was comprised of $208.8 million, calculated on an asset-specific basis, partially offset by a reduction of $30.0 million to the portfolio-based reserve. During the year ended December 31, 2009, KBS REIT I also charged-off $172.2 million of reserves for loan losses related to the Arden Mezzanine Loans and the 18301 Von Karman Loans. With respect to the Arden Portfolio Mezzanine Loans, on July 8, 2009, KBS REIT I released the borrowers under the mezzanine loans from liability and received preferred membership interests in a joint venture that indirectly owns the properties that had served as collateral for the loans. Because the borrower under the Von Karman Loans did not have sufficient debt service reserves to meet its future debt service obligations, KBS REIT I received a deed-in-lieu of foreclosure and gained control of the property underlying the loans on October 6, 2009.

In the future, especially given the current market instability, KBS REIT I may recognize material charges for impairment with respect to investments other than those described above or a different impairment charge for investments described above. Moreover, even if KBS REIT I does not recognize any material charge for impairment with respect to an asset, the fair value of the asset may have declined based on general economic conditions or other factors.

As a result of the above factors, reductions in benchmark interest rates and their resulting impact on interest income on KBS REIT I’s variable-rate loans receivable and the general impact of current economic conditions on rental rates, occupancy rates and property cash flows, on June 4, 2009, the KBS REIT I board of directors declared a July 2009 distribution at an annualized rate of 5.25% (based on a purchase price of $10.00 per share in its initial public offering) with the expectation that projected operating cash flows would be sufficient to cover the new dividend rate. The prior annualized distribution rate was 7% (based on a purchase price of $10.00 per share in its initial public offering). These and other factors could result in further decreases in the distribution rate in future periods.

In February 2009, the Financial Industry Regulatory Authority (“FINRA”) issued FINRA Regulatory Notice 09-09 to broker-dealers that sell the shares of non-traded REITs. This notice confirms that the National Association of Securities Dealers (“NASD”) Conduct Rule 2340(c)(2) prohibits these broker-dealers from using an estimated value per share developed from data that is more than 18 months old, which in effect requires non-traded REITs to provide broker-dealers with an estimated value per share of their common stock within 18 months of the completion of their offering stage.

In response to FINRA Regulatory Notice 09-09, on November 20, 2009, the Board of Directors of KBS REIT I approved an estimated value per share of the common stock of KBS REIT I of $7.17 based on the estimated value of KBS REIT I’s assets less the estimated value of its liabilities divided by the number of shares outstanding, all as of September 30, 2009. KBS REIT I provided this estimated value per share (i) to assist broker-dealers that participated in its initial public offering in meeting their customer account statement reporting obligations under NASD Conduct Rule 2340(c)(2) as required by FINRA and (ii) to assist fiduciaries of retirement plans subject to the annual reporting requirements of ERISA in the preparation of their reports. The estimated value per share was based upon the recommendation and valuation of KBS Capital Advisors. As with any valuation methodology, KBS Capital Advisors’ methodology was based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could have derived a different estimated value per share, and such differences could be significant. The estimated value per share did not represent the fair value according to generally accepted accounting principles of KBS REIT I’s assets less its liabilities, nor did it represent a liquidation value of KBS REIT I’s assets and liabilities or the price at which KBS REIT I’s shares of common stock would trade on a national securities exchange as of September 30, 2009. Markets for real estate and real estate-related investments can fluctuate and values are expected to change in the future.

Due to the level of share redemption requests already received in 2009 and the amounts KBS REIT I had budgeted from net proceeds from the dividend reinvestment plan for capital expenditures, tenant improvement costs and other funding obligations, on March 25, 2009, KBS REIT I amended and restated its share redemption program. Pursuant to the amended and restated share redemption program, and in addition to the other limitations in the plan, KBS REIT I will limit ordinary redemptions to the net proceeds from the sale of shares under its dividend reinvestment plan during the prior calendar year less amounts it deems necessary from such proceeds to fund current and future capital expenditures, tenant improvements and other costs and obligations related to its investments. Based on its budgeted expenditures, and except with respect to redemptions sought upon a stockholder’s death, qualifying disability or determination of incompetence, KBS REIT I disclosed it would not have funds available for redemption for the remainder of 2009. On December 28, 2009, based on its 2010 budgeted expenditures, KBS REIT I disclosed it does not expect to have funds available for redemption in 2010, except with respect to redemptions sought upon a stockholder’s death, qualifying disability or determination of incompetence. The KBS REIT I board of directors will revisit its determination if circumstances change during the year.

Upon request, prospective investors may obtain from us without charge copies of offering materials and any public reports prepared in connection with KBS REIT I, including a copy of the most recent Annual Report on Form 10-K filed with the SEC. For a reasonable fee, we also will furnish upon request copies of the exhibits to the Form 10-K. Many of the offering materials and reports prepared in connection with KBS REIT I are also available on its web site at www.kbsreit.com. Neither the contents of that web site nor any of the materials or reports relating to KBS REIT I are incorporated by reference in or otherwise a part of the prospectus. In addition, the SEC maintains a web site at www.sec.gov that contains reports, proxy and other information that KBS REIT I files electronically as KBS Real Estate Investment Trust, Inc. with the SEC.

KBS REIT II

On April 22, 2008, our sponsors launched the initial public offering of KBS REIT II, a publicly registered, non-traded REIT. Its initial public offering is for a maximum of 200,000,000 shares of common stock at a price of $10.00 per share, plus an additional 80,000,000 shares of common stock at $9.50 per share pursuant to its dividend reinvestment plan. As of December 31, 2009, KBS REIT II had accepted aggregate gross offering proceeds of approximately $929.9 million, including $23.2 million issued pursuant to its dividend reinvestment plan, from approximately 27,000 investors. Of the amount raised pursuant to its dividend reinvestment plan, $1.9 million has been used to fund share redemptions pursuant to its share redemption program. KBS REIT II’s offering is expected to last until August 31, 2010, but KBS REIT II may extend its offering beyond that date.

KBS REIT II has used the net proceeds from its initial public offering and debt financing to purchase or fund $680.7 million of real estate and real estate-related assets as of December 31, 2009, including $12.3 million in acquisition and origination fees and closing costs. As of December 31, 2009, KBS REIT II had used the net proceeds from its initial public offering for real estate properties and real estate-related assets in the amounts of $551.6 million and $129.6 million, respectively, and had debt financing on its real estate properties in the amount of $126.7 million.

Although KBS REIT II targets assets in the commercial and industrial real estate sectors rather than the residential sector, it nevertheless has investment objectives that are similar to ours. Like ours, its primary investment objectives are to provide investors with attractive and stable returns and to preserve and return their capital contributions and, like us, it will seek to realize growth in the value of its investments by timing asset sales to maximize asset value.

KBS REIT II intends to acquire and manage a diverse portfolio of real estate and real estate-related assets. It plans to diversify its portfolio by investment type, investment size and investment risk with the goal of attaining a portfolio of income-producing real estate and real estate-related assets that provide attractive and stable returns to its investors. It intends to allocate between 60% and 70% of its portfolio to investments in core properties and between 30% and 40% of its portfolio to other real estate-related investments such as mortgage, mezzanine, bridge and other loans, debt and derivative securities related to real estate assets, including mortgage-backed securities, and the equity securities of other REITs and real estate companies. Though this is its target portfolio, KBS REIT II’s portfolio may vary from its expected composition to the extent that KBS Capital Advisors presents KBS REIT II with good investment opportunities that allow it to meet the REIT requirements under the Internal Revenue Code.

As of December 31, 2009, KBS REIT II owned five real estate properties encompassing 2.0 million rentable square feet and two real estate loans receivable. As of December 31, 2009, as a percentage of amount invested (based on purchase price), KBS REIT II had invested in the following types of assets: 75% in four office properties, 5% in an office/flex property, 10% in a first mortgage, 9% in an A-Note and 1% in CMBS. All of KBS REIT II’s real property investments have been made within the United States. As of December 31, 2009, as a percentage of amount invested (based on purchase price), the geographic locations of KBS REIT II’s investments in real properties were as follows: 73% in three properties in New Jersey, 20% in one property in Virginia and 7% in one property in California. All of the real properties purchased by KBS REIT II had prior owners and operators.

For more detailed information regarding acquisitions by KBS REIT II as of December 31, 2009, see Table VI of the Prior Performance Tables in this supplement.

Other than its investment in CMBS, which KBS REIT II both acquired and sold in 2009, KBS REIT II has not sold any assets and intends to hold its properties for an extended period, typically four to seven years. The period KBS REIT II will hold its real estate-related assets will vary depending upon the type of asset, interest rates and other factors. For information regarding KBS REIT II’s sale of the CMBS, see Table V of the Prior Performance Tables contained in this supplement.

KBS REIT II is subject to the up-front commissions, fees and expenses associated with this offering and it has fee arrangements with KBS affiliates structured similar to ours. For more information regarding the fees paid to KBS affiliates by KBS REIT II, see Table II under Prior Performance Tables contained in this supplement.

The KBS REIT II prospectus discloses that KBS REIT II may seek to list its shares of common stock if its independent directors believe listing would be in the best interests of its stockholders. To date, the independent directors have not made such a determination. If KBS REIT II does not list its shares of common stock on a national securities exchange by March 2018, its charter requires that KBS REIT II either (i) seek stockholder approval of the liquidation of the company or (ii) if a majority of its conflicts committee determines that liquidation is not then in the best interests of the stockholders, postpone the decision of whether to liquidate the company. As we have not reached March 2018, none of the actions described in (i) or (ii) above have occurred.

If a majority of its conflicts committee does determine that liquidation is not then in the best interests of KBS REIT II’s stockholders, its charter requires that the conflicts committee revisit the issue of liquidation at least annually. Further postponement of listing or stockholder action regarding liquidation would only be permitted if a majority of the conflicts committee again determined that liquidation would not be in the best interest of the stockholders. If KBS REIT II sought and failed to obtain stockholder approval of its liquidation, the KBS REIT II charter would not require KBS REIT II to list or liquidate and would not require the conflicts committee to revisit the issue of liquidation, and KBS REIT II could continue to operate as before. If KBS REIT II sought and obtained stockholder approval of its liquidation, KBS REIT II would begin an orderly sale of its properties and other assets. The precise timing of such sales would take account of the prevailing real estate and financial markets, the economic conditions in the submarkets where its properties are located and the federal income tax consequences to the stockholders. In making the decision to apply for listing of its shares, KBS REIT II’s directors will try to determine whether listing its shares or liquidating its assets will result in greater value for stockholders.

Upon request, prospective investors may obtain from us without charge copies of offering materials and any public reports prepared in connection with KBS REIT II, including a copy of the most recent Annual Report on Form 10-K filed with the SEC. For a reasonable fee, we also will furnish upon request copies of the exhibits to the Form 10-K. Many of the offering materials and reports prepared in connection with KBS REIT II are also available on its web site at www.kbsreitii.com. Neither the contents of that web site nor any of the materials or reports relating to KBS REIT II are incorporated by reference in or otherwise a part of the prospectus. In addition, the SEC maintains a web site at www.sec.gov that contains reports, proxy and other information that KBS REIT II files electronically as KBS Real Estate Investment Trust II, Inc. with the SEC.

KBS Strategic Opportunity REIT

KBS Strategic Opportunity REIT commenced its public offering on November 20, 2009. As of the date of this supplement, KBS Strategic Opportunity REIT has not broken escrow in its offering or acquired any assets. The KBS Strategic Opportunity REIT prospectus discloses that the program may seek to publicly list its shares of common stock if its independent directors believe a public listing would be in the best interests of its stockholders. To date, such a determination has not been made. If KBS Strategic Opportunity REIT does not list its shares of common stock on a national securities exchange by July 31, 2019, its charter requires that KBS Strategic Opportunity REIT either (i) seek stockholder approval of the liquidation of the company or (ii) if a majority of its conflicts committee determines that liquidation is not then in the best interests of the stockholders, postpone the decision of whether to liquidate the company. As we have not reached July 31, 2019, none of the actions described in (i) or (ii) above have occurred.

If a majority of the conflicts committee of KBS Strategic Opportunity REIT were to determine that liquidation is not then in the best interests of its stockholders, KBS Strategic Opportunity REIT’s charter requires that its conflicts committee revisit the issue of liquidation at least annually. Further postponement of listing or stockholder action regarding liquidation would only be permitted if a majority of the conflicts committee again determined that liquidation would not be in the best interest of the stockholders. If KBS Strategic Opportunity REIT sought and failed to obtain stockholder approval of its liquidation, the KBS Strategic Opportunity REIT charter would not require KBS Strategic Opportunity REIT to list or liquidate, and the company could continue to operate as before. If KBS Strategic Opportunity REIT sought and obtained stockholder approval of its liquidation, it would begin an orderly sale of its assets. The precise timing of such sales would take account of the prevailing real estate finance markets and the debt markets generally as well as the federal income tax consequences to its stockholders. In making the decision to apply for listing of its shares, KBS Strategic Opportunity REIT’s directors will try to determine whether listing its shares or liquidating its assets will result in greater value for stockholders.

KBS REIT III

KBS REIT III is currently in registration with the SEC and has not yet commenced its public offering. The KBS REIT III prospectus discloses that the program may seek to publicly list its shares of common stock if its independent directors believe a public listing would be in the best interests of its stockholders. To date, such a determination has not been made. If KBS REIT III does not list its shares of common stock on a national securities exchange by a date that will be specified in its amended and restated charter (and which will be determined prior to commencement of its offering), its charter will require that KBS REIT III either (i) seek stockholder approval of the liquidation of the company or (ii) if a majority of its conflicts committee determines that liquidation is not then in the best interests of the stockholders, postpone the decision of whether to liquidate the company. None of the actions described in (i) or (ii) above have occurred.

If a majority of the conflicts committee of KBS REIT III were to determine that liquidation is not then in the best interests of its stockholders, KBS REIT III’s charter will require that its conflicts committee revisit the issue of liquidation at least annually. Further postponement of listing or stockholder action regarding liquidation would only be permitted if a majority of the conflicts committee again determined that liquidation would not be in the best interest of the stockholders. If KBS REIT III sought and failed to obtain stockholder approval of its liquidation, the KBS REIT III charter would not require KBS REIT III to list or liquidate, and the company could continue to operate as before. If KBS REIT III sought and obtained stockholder approval of its liquidation, it would begin an orderly sale of its assets. The precise timing of such sales would take account of the prevailing real estate finance markets and the debt markets generally as well as the federal income tax consequences to its stockholders. In making the decision to apply for listing of its shares, KBS REIT III’s directors will try to determine whether listing its shares or liquidating its assets will result in greater value for stockholders.

Private Programs

During the 10-year period ending December 31, 2009, KBS investment advisors managed 14 private real estate funds, six of which were multi-investor, commingled funds and eight of which were single-client, separate accounts. All of these private funds were limited partnerships for which affiliates of Messrs. Bren and Schreiber act or acted as a general partner. In all cases, affiliates of Messrs. Bren and Schreiber had responsibility for acquiring, investing, managing, developing and selling the real estate and real estate-related assets of each of the funds. Six of the 14 private funds managed by KBS investment advisors during the 10-year period ending December 31, 2009 used private REITs to structure the ownership of some of their investments.

Nine of the 14 private real estate funds managed by KBS investment advisors raised approximately $390.5 million of equity capital from 16 institutional investors during the 10-year period ending December 31, 2009. The institutional investors investing in the private funds include public and corporate pension funds, endowments and foundations. For more information regarding the experience of our sponsors in raising funds from investors, see Table I and Table II of the Prior Performance Tables contained in this supplement. During this 10-year period, five of the 14 private funds managed by KBS investment advisors did not raise any capital as they had completed their respective offering stages and two other private funds did not buy any new assets but raised capital only for on-going capital expenditure requirements.

During the 10-year period ending December 31, 2009, KBS investment advisors acquired 29 real estate investments and invested over $717 million in these assets (including equity, debt and reinvestment of income and sales proceeds) on behalf of the seven private funds raising capital for new investments during this period. Debt financing was used in acquiring the properties in all of these seven private funds.

Despite their general commercial property focus, each of the private funds managed by KBS investment advisors during the 10-year period ending December 31, 2009 have or had (five of the funds have been fully liquidated) investment objectives that are similar to ours. Like ours, their primary investment objectives are to provide investors with attractive and stable returns and to preserve and return their capital contributions and, like us, they seek to realize growth in the value of their investments by timing asset sales to maximize asset value. For each of the private funds, the KBS investment advisor has focused on acquiring a diverse portfolio of real estate investments. The KBS investment advisor typically diversified the portfolios of the private funds by property type and geographic region as well as investment size and investment risk. In constructing the portfolios for 12 of the 14 private funds, the KBS investment advisor specialized in acquiring a mix of value-added, enhanced-return and core real estate assets, focusing primarily on value-added and enhanced-return properties. Value-added and enhanced-return assets are assets that are undervalued or that could be repositioned to enhance their value. For two of the 14 private funds, the KBS investment advisor is focusing on the acquisition of core real estate assets.

Substantially all of the assets acquired by the private funds have involved commercial properties. The chart below shows amount invested (based on purchase price) by property type, during the 10-year period ending December 31, 2009, by KBS investment advisors on behalf of the private funds.

KBS INVESTMENT ADVISORS – PRIVATE PROGRAMS

CAPITAL INVESTED BY PROPERTY TYPE

The KBS investment advisors for the private funds also sought to diversify the investments of the funds by geographic region as illustrated by the chart below. This chart shows investments in different geographic regions by amount invested (based on purchase price) during the 10-year period ending December 31, 2009. KBS investment advisors have emphasized their investment activity within those regions that have exhibited the potential for strong or sustainable growth. All investments by the private funds were within the United States.

KBS INVESTMENT ADVISORS – PRIVATE PROGRAMS

CAPITAL INVESTED BY REGION

In seeking to diversify the portfolios of the private funds by investment risk, KBS investment advisors have purchased both low risk, high-quality properties and high-quality but under-performing properties in need of repositioning. Substantially all of the properties purchased by the private funds had prior owners and operators.

During the three years ending December 31, 2009, KBS investment advisors have invested in the following assets on behalf of the private funds: five office properties and one industrial property. The geographic locations of the properties acquired by these private funds during the three years ending December 31, 2009 were as follows: three properties in the South, one property in the West and two properties in the East. Debt financing was used in acquiring four of these properties. For more detailed information regarding acquisitions by the private funds in the three years ending December 31, 2009, see Table VI of the Prior Performance Tables in this supplement.

As stated above, during the 10-year period ending December 31, 2009, KBS investment advisors have invested over $717 million (including equity, debt and reinvestment of income and sales proceeds) for its clients through seven private funds. Of the properties acquired during the 10-year period ending December 31, 2009, KBS investment advisors had sold 7 properties on behalf of these seven private funds, which represents 24% of all properties these seven private funds had acquired during this period. These seven funds also sold 24 properties during the 10-year period ending December 31, 2009 that had been acquired before January 1, 2000. During the 10-year period ending December 31, 2009, KBS investment advisors sold another 220 properties on behalf of the seven funds that had acquired properties prior to January 1, 2000. KBS investment advisors continue to actively manage the unsold properties of these private funds.

Though the private funds were not subject to the up-front commissions, fees and expenses associated with this offering, the private funds have fee arrangements with KBS affiliates structured similar to ours. The percentage of the fees varied based on the market factors at the time the particular fund was formed. Historically a majority of the private funds paid (i) asset management fees, (ii) acquisition fees and (iii) real estate commissions, disposition fees and/or incentive fees based on participation interests in the net cash flows of the funds’ assets after achieving a stipulated return for the investors or based on gains from the sale of assets.

For more information regarding the fees paid to KBS affiliates by these private funds and the operating results of these private funds, please see Tables II and III of the Prior Performance Tables contained in this supplement. Only one of the private funds represented in Table II, which we refer to as Commingled Account 6/99, paid incentive fees during the three years ended December 31, 2009. Two of the 10 private funds in Table II, Commingled Account 6/98 and Commingled Account 6/99, pay incentive fees based on gains from the sale of assets, and both of these funds are in their liquidation stage. The incentive fees for the remaining eight private funds represented in Table II, which we refer to as Commingled Account 12/96, Separate Account 10/97, Separate Account 12/98, Separate Account 6/05, Separate Account 8/05, Separate Account 5/06, Separate Account 10/06 and Separate Account 01/07, are back-end fees based on participation interests in the net cash flows of the funds’ assets after achieving a stipulated return for the investors. These back-end incentive fees will be paid during the final liquidation stage of the private funds. Two of the private funds with back-end fees based on participation interests (Commingled Account 12/96 and Separate Account 10/97) are in their liquidation stage.

Adverse changes in general economic conditions have occasionally affected the performance of the private funds. For example, in the mid-1990s, in an effort to take advantage of what the KBS investment advisors believed was attractive, discounted portfolio pricing, five of the private funds invested in real estate portfolios in the Southwest, primarily in Arizona and Texas. These portfolios were composed principally of smaller Class B buildings. The recession, beginning around 1999, resulted in more business failures among smaller tenants typical to Class B buildings. This resulted in higher vacancy rates for these buildings and in the funds investing additional capital to cover the costs of re-letting the properties. The private funds also retained the buildings for a longer period of time so that the buildings would be sufficiently leased for disposition. The five private funds that made such investments were Commingled Account 12/96, Commingled Account 6/98, Commingled Account 6/99, Separate Account 10/97 and Separate Account 12/98. Also in the late 1990s, three private funds, Commingled Account 6/98, Commingled Account 6/99 and Separate Account 12/98, made investments in real estate located in the Northeast, primarily in Massachusetts. At that time, this area had a high concentration of tenants that were technology companies. While the private funds did not have a significant number of technology companies as their tenants, the collapse of the dot-com market did result in a significant amount of office-building space being returned to the marketplace, increasing vacancy rates and substantially lowering market rents. As a result, rental rates on newly leased space and renewals in the buildings owned by these funds decreased. The area’s higher vacancy rates also increased the period of time it took the KBS investment advisors to get the properties to the planned stabilized occupancy level for disposition. These adverse market conditions reduced the distributions made by these private funds and may cause the total returns to investors to be lower than they otherwise would. Separate Account 12/98 is still in its operating stage. The other four funds (Commingled Account 12/96, Separate Account 10/97, Commingled Account 6/98 and Commingled Account 6/99) are currently in their liquidation stage. However, the reduction in availability of financing and the recent deterioration of general economic conditions has led to a more difficult environment for selling properties and other real estate assets. As a result, over the past 12 months, our prior programs that are liquidating their assets have needed more time to sell their assets than they have historically required.

For more information regarding the operating results of the private funds sponsored by KBS investment advisors, information regarding the results of the completed funds and information regarding the sales or disposals of properties by these private funds, please see Tables III, IV and V of the Prior Performance Tables contained in this supplement.

PRIOR PERFORMANCE TABLES – LEGACY SPONSORS

As used herein, the terms “we,” “our” and “us” refer to KBS Legacy Partners Apartment REIT, Inc.

Since 1968, Mr. Butcher has been involved in entities that have acquired/developed 655 real estate assets on behalf of private funds and sub-advisory accounts with over 68,000 residential units exceeding $5.3 billion in cost and 68 million square feet of office and industrial space exceeding $8.7 billion in cost. These entities have sold 547 real estate assets with nearly 57,000 residential units exceeding $3.3 billion in cost and over 54 million square feet of office and industrial space exceeding $4.4 billion in cost. These entities have been a conduit for leading institutional investors and high net worth individuals to invest in real estate assets throughout the western U.S. As an owner, manager and operator of real estate assets, the Legacy Residential and Legacy Commercial entities offer investors a trusted, highly-experienced advisor or sub-advisor with regards to locating, acquiring/developing, financing, managing, and selling high quality real estate assets. We have omitted from the discussion and tables below information regarding the prior performance of entities for which an institutional investor engaged a Legacy Residential or Legacy Commercial affiliate if the investor had the power to reject the real estate acquisitions proposed by the Legacy Residential or Legacy Commercial affiliate manager. Such entities are not considered “funds” or “programs” as those terms are used in this supplement.

During the ten-year period ending December 31, 2009, our Legacy sponsors through the Legacy Residential and Legacy Commercial affiliated entities have managed four private real estate funds, including one multifamily residential real estate fund, Legacy Partners Affordable Housing Fund, LLC, and three commercial real estate funds, Legacy Partners Realty Fund I, LLC, Legacy Partners Realty Fund II, LLC, and Legacy Partners Realty Fund III, LLC. The multifamily residential fund is a single-client fund pursuant to which certain of our Legacy sponsors advise and invest on behalf of the State of California Public Employees’ Retirement System. The commercial funds are multi-investor, commingled funds. All of these private funds are limited liability companies for which affiliates of our Legacy sponsors act as a manager. In all cases, affiliates of our Legacy sponsors have responsibility for acquiring, investing, managing, developing and selling the real estate and real estate-related assets of each of the funds.

Each of these funds has investment objectives that are similar to ours. Like ours, their primary investment objectives are to provide investors with attractive and stable returns and to preserve and return their capital contributions and, like us, it will seek to realize growth in the value of its investments by timing asset sales to maximize asset value.

The Legacy Partners Affordable Housing Fund is focused on the renovation or development of multifamily housing with an affordable housing component of 15% - 20%. It was initially focused exclusively on acquisitions/development of multifamily housing in urban areas of California with committed equity of $63.2 million, including a 5% co-investment of equity from Legacy Partners 1002 LLC, an affiliate of our Legacy sponsors. The scope of the program was subsequently expanded to include urban areas of Colorado and Texas, and the equity commitment was increased to $269.5 million, including Legacy Partners 1002’s 5% co-investment. Legacy Partners Realty Funds I, II and III are focused primarily on the acquisition, value-enhancement, management, and sale of predominantly office properties in the San Francisco Bay Area, Southern California, and the Seattle and Denver metropolitan areas. The funds employ leverage up to 65% of the value of the program’s assets as part of its strategy and generate competitive internal rates of return, net of management fees and incentives paid to the sponsor, over an eight to ten-year period.

The tables presented in this section provide summary information related to the historical experience of Legacy Partners Affordable Housing Fund and Legacy Partners Realty Funds I, II and III. By purchasing shares in this offering, you will not acquire any ownership interest in any funds to which the information in this section relates and you should not assume that you will experience returns, if any, comparable to those experienced by the investors in the real estate funds discussed. Further, the private funds discussed in this section were conducted through privately-held entities that were subject neither to the up-front commissions, fees and expenses associated with this offering nor all of the laws and regulations that will apply to us as a publicly offered REIT.

The information in this section should be read together with the summary information in this supplement under “Prior Performance Summary.” The following tables are included in this section:

•	Table I – Experience in Raising and Investing Funds;

•	Table II – Compensation to Sponsor;

•	Table III – Operating Results of Prior Programs;

•	Table V – Sales or Disposals of Properties; and

•	Table VI – Acquisitions of Properties by Programs

Table IV (Results of Completed Programs) has been omitted since none of the prior programs sponsored by our Legacy sponsors and their affiliates have completed their operations and sold all of their properties during the five years ended December 31, 2009.

TABLE I – LEGACY SPONSORS

EXPERIENCE IN RAISING AND INVESTING FUNDS

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Table I provides a summary of the experience of our Legacy sponsors and their affiliates in raising and investing funds for programs that have had offerings close during the three years ended December 31, 2009. Information is provided as to the manner in which the proceeds of the offerings have been applied. Each of the programs presented have investment objectives similar to ours. All percentage amounts except “Percent leveraged” represent percentages of the dollar amount funded for each program.

	Legacy Partners Affordable Housing Fund (1)		Legacy Partners Realty Fund I (2)		Legacy Partners Realty Fund II (3)		Legacy Partners Realty Fund III (4)
Dollar amount offered	$269,473,684		$331,578,947		$456,842,105		$475,000,000

Dollar amount funded	$197,712,907	(5)	$331,578,947	(6)	$456,842,105	(7)	$208,000,000	(8)

Percentage amount funded	73.5%		100.0%		100.0%		46.1%

Percentage available for investment before offering expenses and reserves	100.0%		100.0%		100.0%		100.0%
Less offering expenses:
Selling commissions and dealer manager fees	-		-		-		-
Organizational and offering expenses	-		0.2%		0.1%		0.2%
Reserves	-		5.0%		5.0%		5.0%

Percentage available for investment after offering expenses and reserves	100.0%		94.8%		94.9%		94.8%

Acquisition costs:
Prepaid items and fees related to purchase of property	-		1.7%		0.6%		0.3%
Acquisition/development costs	268.7	% (9)	242.8	% (10)	291.1	% (10)	312.5	% (10)
Acquisition fees	0.8	% (11)	-		-		-
Other costs	3.4	% (12)	42.6	% (12)	20.3	% (12)	32.1	% (12)

Total acquisition costs	272.9%		287.1%		312.0%		344.9%

Percent leveraged	62.4	% (13)	65.8	% (14)	74.8	% (14)	68.1	% (14)

Date offering began	(15)		(16)		(17)		(18)
Length of offering (in months)	(15)		(16)		(17)		(18)
Months to invest 90% of amount available for investment	(15)		(16)		(17)		(18)

(1) This program represents a single-client acquisition and development fund whereby dollars are committed as assets are identified pursuant to an operating agreement between a Legacy Residential affiliate and an institutional investor. Under the operating agreement, when the Legacy Residential affiliate as manager for the company identifies properties for acquisition or development, the Legacy Residential affiliate invests funds on behalf of the institutional investor, oversees acquisition, development and management of the assets in the portfolio and ultimately sells the assets on behalf of the investor.

(2) This program is focused on the acquisition, value-enhancement, management and sale of office and industrial properties in the San Francisco Bay Area, Southern California, and the Seattle and Denver metropolitan areas.

(3) This program is focused on the acquisition, value-enhancement, management and sale of office and industrial properties in the San Francisco Bay Area, Southern California, and the Seattle and Denver metropolitan areas.

(4) This program is focused on the acquisition, value-enhancement, management and sale of office, research and development, and industrial properties in the San Francisco Bay Area, Southern California, and the Seattle and Denver metropolitan areas.

(5) Represents amount of funds called and invested to date pursuant to the operating agreement, including $11.9 million returned to investors as the result of an asset sale in 2006. Funds are called and invested during the course of development of the portfolio assets. Under the operating agreement, the full amount of $269.5 million offered had been committed at the time the offering closed on December 31, 2008, with $269.0 million allocated to specific assets. Of the amount offered, $256.0 million represents the investment commitment of the single institutional investor and $13.5 million represents a 5% co-investment by a Legacy Residential affiliate. As of December 31, 2009, $197.7 million had been funded.

(6) Of this amount, $190.0 million represents the investment commitment of a REIT; $125.0 million represents other institutional investors; and $16.6 million represents a 5% co-investment by Legacy Partners Realty Fund I. Under the operating agreement, the full amount of $331.6 million offered had been committed as of July 25, 2005, and fully funded as of December 31, 2009.

(7) Of the $456.8 million offered, $258.0 million represents the investment commitment of a REIT; $176.0 million represents other institutional investors; and $22.8 million represents a 5% co-investment by Legacy Partners Realty Fund II. The full amount of $456.8 million offered had been committed as of October 18, 2006, and fully funded as of December 31, 2009.

TABLE I – LEGACY SPONSORS

EXPERIENCE IN RAISING AND INVESTING FUNDS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

(8) Legacy Partner Realty Fund III offered $475.0 million and raised $451.1 million, of which $363.0 million represents the investment commitment of a REIT; $65.5 million represents other institutional investors; $0.1 million from the Managing Member; and $22.6 million represents a 5% co-investment by Legacy Partners Realty Fund III. The full amount of $451.1 million raised had been committed as of September 12, 2008, with $208.0 million funded as of December 31, 2009.

(9) Reflects Acquisition/Development Costs of $531.3 million over outstanding equity of $197.7 million. Included in the percentage is $59.3 million of cost and $11.9 million of committed equity for a development project that closed in 2004 and sold in 2006. The percentage excludes $6.7 million of additional contributions from members, and $3.1 million of sale proceeds used to pay for construction cost overruns.

(10) Purchase price includes original acquisition price and closing costs.

(11) Represents acquisition fees as a percentage of dollar amount funded.

(12) Other costs include legal fees, due diligence costs, title and closing costs, lease up deficits and costs incurred after acquisition but anticipated in the original offering.

(13) “Percent Leveraged” represents total mortgage financing at December 31, 2009 divided by total Acquisition/Development costs for the portfolio assets.

(14) “Percent Leveraged” represents total financing outstanding at December 31, 2009 divided by total acquisition costs of properties acquired, including those acquired through joint venture.

(15) This program represents a single-client development fund whereby dollars are funded only as assets are identified and developed pursuant to an operating agreement between a Legacy Residential affiliate and an institutional investor. Legacy Partners Affordable Housing Fund was formed in December 2002 and made its first development investment in April 2003. The fund has made a total of three separate development investments and one acquisition investment through December 2009. In 2006, one development property was sold for $68.0 million.

(16) This program is focused on the acquisition, value-enhancement, management and sale of office and industrial properties in the San Francisco Bay Area, Southern California, and the Seattle and Denver metropolitan areas. Capital for this program is committed by the investors when the operating agreement is executed. Capital is called as necessary, as determined by a Legacy Commercial affiliate, who calls for committed capital from the investors, invests funds, manages the assets in the portfolio, and ultimately sells the assets on behalf of the fund. Legacy Partners Realty Fund I made its first investment in December 2004 and, as of December 31, 2009, had acquired 32 office and land properties with 5.9 million square feet of space, totaling $951.9 million in cost and sold six properties and four partial properties for $191.9 million.

(17) This program is focused on the acquisition, value-enhancement, management and sale of office and industrial properties in the San Francisco Bay Area, Southern California, and the Seattle and Denver metropolitan areas. Capital for this program is committed by the investors when the operating agreement is executed. Capital is called as necessary, as determined by a Legacy Commercial affiliate, who calls for committed capital from the investors, invests funds, manages the assets in the portfolio, and ultimately sells the assets on behalf of the fund. Legacy Partners Realty Fund II made its first investment in May 2006 and, as of December 31, 2009, had acquired 28 office, industrial and land properties with 5.9 million square feet of space and totaling $1.4 billion in cost with one partial sale of property for $15.7 million.

(18) This program is focused on the acquisition, value-enhancement, management and sale of office, research and development, and industrial properties in the San Francisco Bay Area, Southern California, and the Seattle and Denver metropolitan areas. Capital for this program is committed by the investors when the operating agreement is executed. Capital is called as necessary, as determined by a Legacy Commercial affiliate, who calls for committed capital from the investors, invests funds, manages the assets in the portfolio, and ultimately sells the assets on behalf of the fund. Legacy Partners Realty Fund III made its first investment in August 2007 and, as of December 31, 2009, had acquired 10 office and land properties with 2.6 million square feet of space and totaling $717.5 million in cost with one partial sale in 2008 and one property foreclosed upon by its mezzanine lender in 2009.

TABLE II – LEGACY SPONSORS

COMPENSATION TO SPONSOR

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Table II summarizes the amount and type of compensation paid to affiliates of our Legacy sponsors during the three years ended December 31, 2009 in connection with 1) each program sponsored by our affiliate of our Legacy sponsors that had offerings close during this period and 2) all other programs that have made payments to affiliates of our Legacy sponsors during this period. All of the programs represented in the table below have or had investment objectives similar to ours. All figures are as of December 31, 2009.

	Legacy Partners Affordable Housing Fund (1)		Legacy Partners Realty Fund I (2)		Legacy Partners Realty Fund II (3)		Legacy Partners Realty Fund III (4)
Date offering commenced	Dec-02		Dec-03		Feb-06		May-07
Dollar amount raised	$269,015,000		$331,578,947		$456,842,105		$451,147,610
Amount paid to sponsor from proceeds of offering:
Underwriting fees	$-		$-		$-		$-
Acquisition fees:
- real estate commissions	-		-		-		-
- advisory fees	-		-		-		-
- other (5)	1,550,000		-		-		-
Developer fees	7,707,708	(6)	1,500,004	(7)	2,618,129	(7)	2,499,981	(7)
Contractor/construction management fees	1,506,195	(8)	8,751,401	(9)	12,105,162	(9)	8,379,319	(9)
Loan servicing fees (10)	1,015,960		-		-		-
Reimbursements (11)	218,657		-		-		-
Other (12)	1,904,344		-		-		-
Dollar amount of cash generated from (used by) operations before deducting payments to sponsors	$(886,382	) (13)	$6,691,876	(14)	$(1,090,923	) (14)	$37,509,479	(14)
Amount paid to sponsor from operations:
Property management fees (15)	$355,362		$8,482,880		$10,934,578		$3,522,058
Partnership and asset management fees (16)	834,214		11,521,106		21,190,557		13,136,346
Loan servicing fees	-		-		-		-
Developer fees	-		-		-		-
Contractor/construction management fees	34,121	(8)	-		-		-
Leasing commissions (17)	-		4,613,063		3,927,717		1,170,491
Reimbursements (18)	68,887		-		-		-
Dollar amount of property sales and refinancing before deducting payments to sponsors
- cash	$(9,823,744	) (19)	$184,404,694	(20)	$481,821	(20)	$3,764,644	(20)
- notes	-		-		-		-
Amounts paid to sponsor from property sales and refinancing:
- Real estate commissions	$-		$-		$-		$-
- Disposition fees	-		-		-		-
- Incentive fees	-		-		-		-
- Other	-		-		-		-

TABLE II – LEGACY SPONSORS

COMPENSATION TO SPONSOR (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

(1) This program represents a single-client acquisition and development fund whereby dollars are committed as assets are identified pursuant to an operating agreement between a Legacy Residential affiliate and an institutional investor. Under the operating agreement, when the Legacy Residential affiliate as manager for the company identifies properties for acquisition or development, the Legacy Residential affiliate invests funds on behalf of the institutional investor, oversees acquisition, development and management of the assets in the portfolio and ultimately sells the assets on behalf of the investor. Legacy Partners Affordable Housing Fund made its first development investment in April 2003. The fund has made a total of three separate development investments and one acquisition investment through December 2009. In 2006, one development property was sold for $68 million.

(2) This program is focused on the acquisition, value-enhancement, management and sale of office and industrial properties in the San Francisco Bay Area, Southern California, and the Seattle and Denver metropolitan areas. As of December 31, 2009 Legacy Partners Realty Fund I had acquired 32 office and land properties with 5.9 million square feet of space totaling $951.9 million in cost and sold 6 properties and 4 partial properties for $191.9 million.

(3) This program is focused on the acquisition, value-enhancement, management and sale of office and industrial properties in the San Francisco Bay Area, Southern California, and the Seattle and Denver metropolitan areas. As of December 31, 2009 Legacy Partners Realty Fund II had acquired 28 office, industrial and land properties with 5.9 million square feet of space and totaling $1.4 billion in cost with one partial sale of property for $15.7 million.

(4) This program is focused on the acquisition, value-enhancement, management and sale of office, research and development and industrial properties in the San Francisco Bay Area, Southern California, and the Seattle and Denver metropolitan areas. As of December 31, 2009 Legacy Partners Realty Fund III had acquired 10 office and land properties with 2.6 million square feet of space and totaling $717.5 million in cost with one partial sale in 2008 and one property foreclosed upon by its mezzanine lender in 2009.

(5) One of the properties in the Affordable Housing Fund paid acquisition fees to a Legacy Residential affiliate, in an amount equal to 1% of the agreed upon acquisition cost, for services rendered in locating, assessing and closing on the asset. Per the terms of the operating agreement with an institutional investor, the acquisition fees are paid from proceeds of the offering.

(6) Three of the four properties in the Affordable Housing fund paid developer fees to a Legacy Residential affiliate in an amount equal to 3% of the agreed upon development cost of a project. Per the terms of the operating agreement with an institutional investor, the developer fees are paid from proceeds of the offering. In August 2009, as a result of an agreement with the institutional investor, the Legacy Residential affiliate re-contributed developer fees of $2.1 million to partially fund a construction cost overrun.

(7) Fees are paid to a Legacy Residential affiliate for providing development services and are paid from proceeds of offering or from loan reserves held by property to fund capital improvements.

(8) One of the properties in the Affordable Housing Fund paid contractor fees to a Legacy Residential affiliate in an amount not to exceed 5% of the agreed upon construction cost of the project for serving as general contractor for the project. Two of the properties in the Affordable Housing Fund paid construction management fees to a Legacy Residential affiliate in an amount equal to 0.5% of total construction contract cost, capped at a defined amount, for supervising the construction of the projects. Per the terms of the operating agreement with an institutional investor, the contractor fees are paid from proceeds of the offering. In 2009, a Legacy Residential affiliate provided construction management services for renovation work to the Mission Pointe property, which was paid from operating cash flow.

(9) Fees are paid to a Legacy Residential affiliate for providing contractor, construction management, and space planning services. The fees are paid from proceeds of offering or from loan reserves held by property to fund capital improvements.

(10) Per the terms of the operating agreement with an institutional investor, either member is entitled to a credit enhancement fee for guaranteeing the financing for the investments. The fee is equal to 1% per annum of the average outstanding principal borrowing and is payable from the proceeds of the offering. Amount excludes reimbursement of an overpayment of fees for a prior year.

(11) An affiliate of Legacy Residential is reimbursed for certain accounting services. During the development phase of a project, the fee is paid from proceeds of offering.

(12) Includes Asset management fees of $1.7 million property management fees of $0.1 million and reimbursements of $0.1 million that were funded from proceeds of offering, per terms of business plan for the property.

(13) Cash deficits from operations (GAAP basis) includes interest expense in excess of interest income on borrowings that were loaned to an external entity, as provided in the business plan with the institutional investor. Additionally, in 2008, cash deficits from operations (GAAP basis), included the write off of a project pursued by the Fund, but abandoned as a result of deteriorating market conditions. Both the interest arbitrage and the abandoned development costs were funded by debt or proceeds of offering.

(14) Legacy Partners Realty Funds I, II, and III are value-added funds for which temporary operating deficits are anticipated. Value-added funds have a moderate risk profile because assets within these funds typically require some form of renovation or are operating at occupancy levels that are below par when compared to competing properties in the area. As a result, these assets often have operating deficits after acquisition until renovations are completed and the asset is otherwise repositioned through management change, rebranding (e.g., name change, image enhancement, etc.) or the use of other leasing strategies that bring occupancy levels up to par. These operating deficits vary in duration depending on the magnitude of the renovations required and the local market conditions, but typically range from 18 months to 36 months. Operating deficits are funded by loan or offering proceeds, as provided in the operating agreement of each Fund.

(15) Fees are paid to a Legacy Residential affiliate for providing property management services and are paid from operating cash flow, if available, from loan reserves held by property to fund operating deficits during asset repositioning, or from offering proceeds specifically raised to cover operating deficits during repositioning.

TABLE II – LEGACY SPONSORS

COMPENSATION TO SPONSOR (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

(16) Fees are paid to a Legacy Residential affiliate for providing asset management and disposition services and are paid from operating cash flow, if available, from loan reserves held by property to fund operating deficits during asset repositioning, or from offering proceeds specifically raised to cover operating deficits during repositioning.

(17) Fees are paid to a Legacy Residential affiliate for providing leasing services and are paid from operating cash flow, if available, from loan reserves held by property to fund operating deficits during asset repositioning, or from offering proceeds specifically raised to cover operating deficits during repositioning.

(18) An affiliate of the Legacy Residential sponsor is reimbursed for certain accounting services. Amounts are paid from operating cash flow.

(19) Gross sale proceeds, net of closing costs and other selling expenses of $67.1 million, were recognized in 2006. Proceeds were reduced by $3.1 million and $6.7 million for additional costs incurred in years 2007 and 2009, respectively, as a result of a construction cost overrun.

(20) Gross sale proceeds net of closing costs and other selling expenses paid outside of escrow and before payoff of mortgage.

TABLE III – LEGACY SPONSORS

OPERATING RESULTS OF PRIOR PROGRAMS

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

The following tables summarize the operating results of programs sponsored by our Legacy sponsors and their affiliates that have had offerings close during the five years ended December 31, 2009. For these programs, the tables show: the income or loss of such programs (based upon U.S. generally accepted accounting principles (“GAAP”)); the cash they generated from operations, sales and refinancings; and information regarding cash distributions. Each of these private programs has investment objectives similar to ours. All figures are as of December 31 of the year indicated, except as otherwise noted.

TABLE III – LEGACY SPONSORS

OPERATING RESULTS OF PRIOR PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

	Legacy Partners Affordable Housing Fund
	2007	2008	2009
Gross revenues	$5,126,660	$9,200,804	$11,761,375
Profit (loss) on sale of properties (1)	-	-	7,431,620
Less: Operating expenses (2)	(1,943,017)	(4,045,137)	(7,036,100)
Interest expense	(2,140,300)	(1,547,728)	(2,072,136)
Depreciation	-	(2,559,642)	(10,546,754)
Unrealized loss - impairment & interest rate derivatives (3)	-	(4,246,097)	(33,403,620)

Net income (loss) - GAAP basis	$1,043,343	$(3,197,800)	$(33,865,615)

Taxable income:
From operations	$(1,028,884)	$(2,205,596)	$(1,857,758)
From gain (loss) on sale (1)	(3,123,934)	1,535	(6,699,810)
Cash generated (deficiency) from operations	(1,422,166)	(4,052,650)	1,180,305
Cash generated (deficiency) from sales (1)	(3,123,934)	-	(6,699,810)
Cash generated from refinancing	-	-	-

Total cash generated from operations, sales and refinancing	(4,546,100)	(4,052,650)	(5,519,505)
Less: Cash distributions to investors
- From operating cash flow	-	-	-
- From sales and refinancing (4)	(647,997)	-	-

Cash generated (deficiency) after cash distributions	(5,194,097)	(4,052,650)	(5,519,505)
Special items (not including sales and refinancing)
Cash used in investing activities	(225,355,445)	(68,557,506)	(42,011,758)
Cash from financing activities	228,963,233	73,749,029	49,335,931

Cash generated (deficiency) after cash distributions and special items	$(1,586,309)	$1,138,873	$1,804,668

Tax and Distribution Data per $1,000 Invested (5)
Federal Income Tax Results:
Ordinary income (loss)
-from operations	$(22)	$(29)	$(14)
-from recapture	-	-	-
Capital gain (loss)	(67)	-	(49)
Cash distributions to investors
Source (on GAAP basis)
- from investment income	-	-	-
- from return of capital	14	-	-

Total distribution on GAAP basis	$14	$-	$-

Source (on cash basis)
- from sales	$-	$-	$-
- from refinancing	14	-	-
- from operations	-	-	-

Total distributions on cash basis	$14	$-	$-

Amounts (in percentage terms) remaining in program properties as of December 31, 2009 (6)	75%	88%	89%

TABLE III – LEGACY SPONSORS

OPERATING RESULTS OF PRIOR PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

(1) In 2006, one of the Fund’s development properties was sold prior to completion and, as a result, cash was generated and, for tax purposes, gain recognized from sale in 2006. Distribution of sale proceeds was made to members in 2006, after holding back $3.1 million in reserves. The Fund guaranteed completion of construction and subsequent expenditures in 2007 reduced Cash Generated from Sale and Taxable Income from Gain on Sale. In August 2009, the Members of the Fund reached an agreement and, in addition to utilizing held sale proceeds, the Legacy member re-contributed its developer fee of $2.1 million and both members funded their respective share of the remaining $6.7 million of cost overruns. Gain on Sale of $7.4 million was recognized in 2009 for GAAP purposes. A reduction to Taxable Income from Gain on Sale was recognized in 2009 for the additional cost of $6.7 million.

(2) Operating expenses include the write off of a project pursued by the Fund and abandoned and interest expense in excess of interest income on borrowings loaned to an external party. The abandoned development costs and the net interest expense were funded by debt or proceeds of offering.

(3) Unrealized gain (loss) resulted from loss on derivatives of $4.2 million and $1.1 million in 2008 and 2009, respectively, and from impairment loss related to carrying value of the property of $32.3 million in 2009.

(4) Distribution represents amount of excess contribution refunded upon funding of construction loan.

(5) Tax and distribution data per $1,000 invested calculated based on weighted-average capital invested.

(6) Calculated as original total acquisition cost of investments held at December 31, 2009 divided by original total acquisition cost of all investments made.

TABLE III – LEGACY SPONSORS

OPERATING RESULTS OF PRIOR PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

	Legacy Partners Realty Fund I			Legacy Partners Realty Fund II			Legacy Partners Realty Fund III
	2007	2008	2009	2007	2008	2009	2007		2008	2009
Gross revenues	$78,737,732	$79,579,639	$80,383,861	$76,047,453	$96,708,469	$102,902,321		$3,100,475	$41,271,412	$72,613,584
Profit (loss) on sale of properties	27,062,937	34,300,680	-	-	-	(666,737)		-	401,419	(29,187,275)
Less: Operating expenses (1)	(52,773,707)	(49,200,250)	(47,903,073)	(50,546,383)	(68,483,612)	(68,095,506)		(5,175,374)	(31,146,264)	(34,427,720)
Interest expense	(47,114,225)	(37,495,726)	(28,980,468)	(63,745,747)	(64,394,170)	(48,077,801)		(5,381,792)	(30,470,757)	(25,037,419)
Depreciation	(31,766,449)	(29,461,014)	(26,964,487)	(40,555,180)	(50,045,186)	(42,644,104)		(4,876,687)	(36,168,430)	(33,132,786)
Unrealized loss - impairment & interest rate derivatives (2)	(6,940,947)	(5,787,987)	6,142,626	(3,834,487)	(59,836,645)	(38,130,014)		(80,094)	(3,397,542)	321,536

Net income (loss) - GAAP basis (3)	$(32,794,659)	$(8,064,658)	$(17,321,541)	$(82,634,344)	$(146,051,144)	$(94,711,841)		$(12,413,472)	$(59,510,162)	$(48,850,080)

Taxable income:
From operations	$(31,350,060)	$(20,791,622)	$(8,803,147)	$(48,709,615)	$(51,439,366)	$(29,299,373)		$(5,882,569)	$(19,353,663)	$(29,195,478)
From gain (loss) on sale (4)	27,282,325	29,512,662	(87,743)	-	-	(240,647)		-	135,311	(18,631,937)
Cash generated (deficiency) from operations	(21,375,474)	(1,197,718)	4,648,019	(9,578,013)	(29,043,252)	1,477,490		(14,648,648)	15,458,818	18,870,414
Cash generated (deficiency) from sales	90,760,194	93,644,500	-	-	-	481,821		-	3,764,644	-
Cash generated from refinancing	-	-	-	-	-	-		-	-	-

Total cash generated from operations, sales and refinancing	69,384,720	92,446,782	4,648,019	(9,578,013)	(29,043,252)	1,959,311		(14,648,648)	19,223,462	18,870,414
Less: Cash distributions to investors
- From operating cash flow	-	-	-	-	-	-		-	-	-
- From sales and refinancing (5)	(36,000,000)	-	-	-	-	-		-	-	-

Cash generated (deficiency) after cash distributions	33,384,720	92,446,782	4,648,019	(9,578,013)	(29,043,252)	1,959,311		(14,648,648)	19,223,462	18,870,414
Special items (not including sales and refinancing)
Cash used in investing activities	(40,134,843)	(80,354,856)	(27,676,260)	(812,919,480)	(60,569,241)	(13,846,796)		(313,692,475)	(533,793,419)	(18,472,701)
Cash from financing activities	17,734,451	19,765,185	26,605,969	826,641,155	100,826,108	17,233,688		345,505,175	512,861,640	3,498,675

Cash generated (deficiency) after cash distributions and special items	$10,984,328	$31,857,111	$3,577,728	$4,143,662	$11,213,615	$5,346,203		$17,164,052	$(1,708,317)	$3,896,388

Tax and Distribution Data per $1,000 Invested (6)
Federal Income Tax Results:
Ordinary income (loss)
- from operations	$(109)	$(72)	$(30)	$(195)	$(127)	$(64)	$	N/A	$(186)	$(140)
- from recapture	-	-	-	-	-	-		-	-	-
Capital gain (loss)	95	102	-	-	-	(1)		-	1	(90)
Cash distributions to investors
Source (on GAAP basis)
- from investment income	-	-	-	-	-	-		-	-	-
- from return of capital	(112)	-	-	-	-	-		-	-	-

Total distribution on GAAP basis	$(112)	$-	$-	$-	$-	$-		$-	$-	$-

Source (on cash basis)
- from sales	$(112)	$-	$-	$-	$-	$-		$-	$-	$-
- from refinancing	-	-	-	-	-	-		-	-	-
- from operations	-	-	-	-	-	-		-	-	-

Total distributions on cash basis	$(112)	$-	$-	$-	$-	$-		$-	$-	$-

Amounts (in percentage terms) remaining in program properties as of December 31, 2009 (7)	94%	88%	88%	100%	100%	99%		41%	100%	86%

(1) Operating expenses include general and administrative expenses and certain fees paid to Legacy Residential affiliates. Cash deficits are funded by specified loan or equity proceeds.

(2) Unrealized gain (loss) resulted from impairment and loss on derivatives.

(3) Net income/loss excludes income/loss from non-controlling interests.

(4) Loss from sale in 2009 for Legacy Partners Realty Fund III resulted from loss on foreclosure.

(5) Of the amount distributed to investors, $1.8 million was paid to a Legacy Residential affiliate, as return of original investment.

(6) Tax and distribution data per $1,000 invested calculated based on weighted-average capital invested.

(7) Calculated as original total acquisition cost of investments made divided by original total acquisition cost of all investments held as of December 31, 2009.

TABLE V – LEGACY SPONSORS

SALES OR DISPOSALS OF PROPERTIES

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Table V presents summary information with respect to the results of sales or disposals of properties by programs sponsored by our Legacy sponsors and their affiliates during the three years ended December 31, 2009. The table includes information about the sales proceeds received, the cash invested in the properties, the taxable gain or loss from the sales and the cash flow from the operation of the properties. Each of the programs represented in the table has or had investment objectives similar to ours.

TABLE V – LEGACY SPONSORS

SALES OR DISPOSALS OF PROPERTIES (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

			Selling Price, Net of Closing Costs and GAAP Adjustments						Cost of Properties Including Closing and Soft Costs
Property	Date Acquired	Date of Sale	Cash Received Net of Closing Costs		Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Sale	Adjustments Resulting from Application of GAAP	Total	Original Mortgage Financing	Total Acquisition Costs, Capital Improvements Closing and Soft Costs (1)	Total	Excess (Deficiency) of Property Operating Cash Receipts Over Cash Expenditures	Taxable Gain (Loss)	Capital Gain (Loss)	Ordinary Gain (Loss)
Legacy Partners Affordable Housing Fund
Main & Jamboree (2)	Jul-04	Mar-06	$28,957,573	(3)	$37,624,734	$-	$(202,000)	$66,380,307	$-	$58,948,687	$58,948,687	$21,846	$7,635,155	$7,445,188	$189,967
Legacy Partners Realty Fund I
1320 Bordeaux	Jan-06	Feb-07	$6,082,179		$4,690,000	$-	$-	$10,772,179	$-	$6,698,282	$6,698,282	$(79,667)	$4,527,297	$4,527,297	$-
Bayside Centre (101 Lincoln)	Jan-05	Mar-07	14,431,557		13,862,312	-	-	28,293,869	-	20,059,150	20,059,150	(1,678,337)	8,052,944	8,052,944	-
El Segundo - 550 Continental	Dec-04	May-07	12,118,155		8,587,960	-	-	20,706,115	-	16,864,722	16,864,722	(18,271)	4,721,893	4,721,893	-
Von Karman	Apr-05	May-07	10,947,673		10,128,665	-	-	21,076,338	-	14,045,161	14,045,161	(1,496,853)	6,079,451	6,079,451	-
Concourse	Apr-05	Dec-07	5,525,299		4,386,394	-	-	9,911,693	-	6,027,430	6,027,430	(1,987,437)	3,900,740	3,900,740	-
Lawrence Court	May-05	Mar-08	10,828,061		11,702,480	-	-	22,530,541	-	14,461,954	14,461,954	(1,205,855)	6,530,004	6,530,004	-
Atria West	Oct-05	Apr-08	25,319,892		19,000,000	-	-	44,319,892	-	22,719,345	22,719,345	(5,244,904)	20,504,452	20,504,452	-
Marina Village/860 Atlantic (partial sale) (4)	Feb-06	Aug-08	3,163,008		3,699,800	-	-	6,862,808	-	3,804,802	3,804,802	(511,009)	509,652	509,652	-
Marina Village/1005 Atlantic (partial sale) (4)	Feb-06	Nov-08	2,735,666		3,297,600	-	301,921	6,335,187	-	5,084,797	5,084,797	(683,138)	681,107	681,107	-
Bayside Pky/46800 Bayside Pky (partial sale)	Mar-06	Dec-08	2,018,866		11,400,000	-	177,207	13,596,073	-	11,361,917	11,361,917	(456,446)	1,287,447	1,287,447	-
Legacy Partners Realty Fund II
Eden Shores I & II (partial sale) (5)	Sep-06	Jun-09	$5,481,842		$9,054,875	$-	$-	$14,536,717	$-	$17,203,664	$17,203,664	$(308,332)	$(240,647)	$(240,647)	$-
Legacy Partners Realty Fund III
America Center II (partial sale) (6)	Dec-07	Dec-08	$588,759		$3,175,885	$-	$-	$3,764,644	$-	$3,074,588	$3,074,588	$(126,296)	$135,311	$135,311	$-
800 Corporate Pointe (foreclosure) (7)	Feb-08	Dec-09	-		78,869,647	-	-	78,869,647	-	108,056,922	108,056,922	(16,257,661)	(18,631,937)	(18,631,937)	-

(1) Acquisition costs include acquisition fee paid to Legacy Residential affiliates. Soft costs include legal fees, environmental studies, title and closing costs related to the acquisition and closing of the asset.

(2) Gain from sale was recognized for GAAP purposes in 2009 when final cost determination was agreed upon by members. Taxable gain of $17.5 million was recognized in 2006 with subsequent losses of $3.1 million and $6.7 million recognized in 2007 and 2009, respectively.

(3) Includes $3 million of sales proceeds, held back from distribution and ultimately spent in 2007. Subsequent expenditures are included in Total Acquisition Costs and reduce the amount of Capital Gain.

(4) Interest owned via joint venture and held a 30.56% interest. Sales price and cost amounts are presented at 100%.

(5) Interest owned via unconsolidated joint venture and held a 25% interest. Sales price and cost amounts are presented at 100%.

(6) Interest owned via joint venture and held a 25% interest. Sales price and cost amounts are presented at 100%.

(7) Property was foreclosed upon by its mezzanine lender in December 2009.

TABLE VI – LEGACY SPONSORS

ACQUISITIONS OF PROPERTIES BY PROGRAMS

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Table VI presents information concerning the acquisition of properties during the three years ended December 31, 2009 by Legacy sponsors and their affiliates. Each of the programs below has investment objectives similar to ours.

TABLE VI – LEGACY SPONSORS

ACQUISITIONS OF PROPERTIES BY PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Property and Location	Type of Property	Units/Gross Leaseable Area (sq. ft.)	Closing Date	Mortgage Financing	Cash Investment (equity)	Development/ Acquisition Cost, Plus Acquisition Fees (1)	Other Cash Expenditures	Total Cost of Property (2)
Legacy Partners Affordable Housing Fund (3)
Memorial, Houston, TX	Apt-Dev	330	Apr-07	$71,838,349	$15,187,000	$87,025,349	$-	$87,025,349
Mission Pointe, Sunnyvale, CA	Apt-Acq	617	Nov-08	148,730,698	11,222,635	159,953,333		159,953,333
Hollywood & Vine, Hollywood, CA	Apt-Dev	375	Mar-07	140,660,841	84,015,000	224,675,841	-	224,675,841
Mayfair, Denver, CO (4)	Apt-Dev	N/A	N/A	N/A	1,698,951	1,698,951	-	1,698,951
Legacy Partners Realty Fund II (5)
Crown Pointe, Kirkland, WA (6)	Office	125,648	Jan-07	$-	$35,973,863	$35,973,863	$-	$35,973,863
One World Trade Center, Long Beach, CA (7)	Office	573,300	Mar-07	90,000,000	59,800,324	149,800,324	-	149,800,324
Redmond Land, Redmond, WA (7) (8)	Land-Dev	99,180	Mar-07	22,077,010	10,190,000	32,267,010	-	32,267,010
Crow Canyon, San Ramon, CA	Office	96,775	Apr-07	12,000,000	6,138,637	18,138,637	-	18,138,637
4 Hutton Center, Orange County, CA	Office	215,909	Apr-07	32,250,000	32,248,943	64,498,943	-	64,498,943
San Mateo Plaza, San Mateo, CA	Office	140,694	Apr-07	36,963,280	11,731,724	48,695,004	-	48,695,004
6400 Brisa Street, San Jose, CA	Industrial	173,659	Apr-07	8,760,525	2,716,150	11,476,675	-	11,476,675
Almaden Plaza, San Jose, CA (7)	Office	414,705	Apr-07	92,000,000	32,215,653	124,215,653	-	124,215,653
Almaden Land, San Jose, CA (7)	Land	N/A	Apr-07	-	2,000,394	2,000,394	-	2,000,394
West Willows, Redmond, WA	Office	159,573	May-07	13,658,942	8,496,464	22,155,406	-	22,155,406
Seattle Pl, Seattle, WA	Office	100,056	Jun-07	31,000,000	9,204,943	40,204,943	-	40,204,943
Quadrant Willow E, Redmond, WA	Office	59,007	Jun-07	11,468,590	3,992,330	15,460,920	-	15,460,920
Quadrant Willow C, Redmond, WA	Office	69,092	Jun-07	15,075,000	4,969,112	20,044,112	-	20,044,112
Hacienda Terrace, Pleasanton, CA	Office	298,766	Jul-07	62,500,000	24,704,779	87,204,779	-	87,204,779
Stanford Place III, Denver, CO	Office	365,487	Jul-07	55,011,244	19,009,870	74,021,114	-	74,021,114
Koll Center Parkway, Pleasanton, CA (6)	Office	38,989	Jul-07	-	9,428,876	9,428,876	-	9,428,876
Glendale City Center, Glendale, CA (7)	Office	406,096	Jul-07	109,560,000	39,060,072	148,620,072	-	148,620,072
Legacy 101 Orchard, San Jose, CA	Land	N/A	Sep-07	18,974,310	19,179,569	38,153,879	-	38,153,879
Legacy Partners Realty Fund III (9)
Legacy Plaza San Ramon, San Ramon, CA	Office	311,028	Aug-07	$65,650,000	$21,661,889	$87,311,889	$-	$87,311,889
Legacy Cascades, Centennial, CO	Office	335,343	Aug-07	45,500,000	16,052,668	61,552,668	-	61,552,668
Legacy America Center I, San Jose, CA (7) (10)	Office Dev	410,382	Dec-07	84,045,609	50,653,502	134,699,111	-	134,699,111
Legacy America Center II, San Jose, CA (7) (11)	Land	N/A	Dec-07	721,518	26,173,110	26,894,628	-	26,894,628
Legacy Prentice Point, Greenwood Village, CO	Office	202,500	Dec-07	24,642,475	14,529,291	39,171,766	-	39,171,766
Legacy Marina Business Center, Los Angeles, CA	Office	148,133	Dec-07	33,315,000	17,695,059	51,010,059	-	51,010,059
East Hamilton, Campbell, CA (7)	Office	352,797	Feb-08	76,141,158	51,783,387	127,924,545	-	127,924,545
800 Corporate Point, Culver City, CA	Office	241,556	Feb-08	70,436,184	31,305,695	101,741,879	-	101,741,879
Ygnacio Center, Walnut Creek, CA	Office	517,721	Mar-08	132,700,000	44,772,321	177,472,321	-	177,472,321
70 South Lake, Pasadena, CA	Office	104,466	Mar-08	25,900,000	10,639,477	36,539,477	-	36,539,477

TABLE VI – LEGACY SPONSORS

ACQUISITIONS OF PROPERTIES BY PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

(1) Development cost represents cost incurred through December 31, 2009, including developer, contractor, and other fees paid to Legacy Residential affiliates. Acquisition cost includes original purchase price and acquisition fees. For more information of fees paid to Legacy Residential affiliates, see Table II.

(2) Total cost of property includes the original development or acquisition cost, acquisition fees, and other cash expenditures.

(3) This program represents a single-client acquisition and development fund whereby dollars are committed as assets are identified pursuant to an operating agreement between a Legacy Residential affiliate and an institutional investor. Under the operating agreement, when the Legacy Residential affiliate manager for the company identifies properties for acquisition or development, the Legacy Residential affiliate invests funds on behalf of the institutional investor, oversees acquisition, development and management of the assets in the portfolio and ultimately sells the assets on behalf of the investor. Legacy Partners Affordable Housing Fund made its first development investment in April 2003. The fund has made a total of three separate development investments and one acquisition investment through December 2009. In 2006, one development property was sold for $68.0 million.

(4) Legacy Partners Affordable Housing Fund incurred pursuit costs, including land deposits and due diligence costs, for a parcel of land in Denver, Colorado in anticipation of constructing a 240 unit apartment complex. Due to changing market conditions and difficulty in financial markets, the fund elected to abandon the project in 2008.

(5) This program is focused on the acquisition, value-enhancement, management and sale of office and industrial properties in the San Francisco Bay Area, Southern California, and the Seattle and Denver metropolitan areas. As of December 31, 2009 Legacy Partners Realty Fund II had acquired 28 office, industrial and land properties with 5.9 million square feet of space and totaling $1.4 billion in cost with one partial sale of property for $15.7 million.

(6) The original purchase of the property was funded with equity, with mortgage financing placed within six months of acquisition.

(7) Investment is held through a joint venture with institutional investors. Amounts presented reflect 100% interest.

(8) The original purchase of the property was funded with equity and in June 2007 a construction loan was obtained. The amount of Mortgage Financing represents the construction loan outstanding at December 31, 2009.

(9) This program is focused on the acquisition, value-enhancement, management and sale of office, research and development, and industrial properties in the San Francisco Bay Area, Southern California, and the Seattle and Denver metropolitan areas. As of December 31, 2009, Legacy Partners Realty Fund III had acquired 10 office and land properties with 2.6 million square feet of space and totaling $717.5 million in cost with one property foreclosed upon by its mezzanine lender.

(10) Property was originally acquired with equity with construction loan financing subsequently placed on the property. Mortgage Financing represents loan balance at December 31, 2009.

(11) Property was originally acquired with equity with construction loan financing subsequently placed on the property. A partial sale of the property occurred in 2008. Amounts for sold building are included in Gross Leaseable Area, Mortgage Financing and Total Cost of Property. See Table V for additional information.

PRIOR PERFORMANCE TABLES – KBS SPONSORS

As used herein, the terms “we,” “our” and “us” refer to KBS Legacy Partners Apartment REIT, Inc.

In January 2006, our KBS sponsors, Peter M. Bren, Keith D. Hall, Peter McMillan III and Charles J. Schreiber, Jr., teamed to launch the initial public offering of their first public non-traded REIT, KBS Real Estate Investment Trust, Inc., which we refer to as KBS REIT I. They are currently sponsoring the initial public offerings of KBS Real Estate Investment Trust II, Inc., which we refer to as KBS REIT II, KBS Strategic Opportunity REIT and KBS Real Estate Investment Trust III, Inc., which we refer to as KBS REIT III. As of the date of this filing, KBS REIT III’s initial public offering is in registration with the SEC. Our advisor, KBS Capital Advisors LLC, is also the external advisor to KBS REIT I, KBS REIT II, KBS Strategic Opportunity REIT and KBS REIT III. KBS REIT I launched its initial public offering on January 27, 2006 and ceased offering shares in its primary offering on May 30, 2008. KBS REIT II launched its initial public offering on April 22, 2008 and its offering is ongoing. KBS Strategic Opportunity REIT launched its initial public offering on November 20, 2009. As of the date of this supplement, KBS Strategic Opportunity REIT has not broken escrow in its offering.

Since 1992, two of our KBS sponsors, Messrs. Bren and Schreiber, have partnered to acquire, manage, develop and sell high-quality U.S. commercial real estate assets as well as real estate-related investments on behalf of institutional investors. Since the formation of the first investment advisor affiliated with Messrs. Bren and Schreiber in 1992, investment advisors affiliated with Messrs. Bren and Schreiber have sponsored 14 private real estate funds that have raised over $2.1 billion of equity from institutional investors (as of December 31, 2009). Together, Messrs. Bren and Schreiber founded KBS Realty Advisors LLC, a registered investment advisor with the SEC and a nationally recognized real estate investment advisor. We refer to the investment advisors affiliated with Messrs. Bren and Schreiber as KBS investment advisors.

During the 10-year period ending December 31, 2009, KBS investment advisors have managed 14 private real estate funds, six of which were multi-investor, commingled funds and eight of which were single-client, separate accounts. All of these private funds were limited partnerships for which affiliates of Messrs. Bren and Schreiber act or acted as a general partner. In all cases, affiliates of Messrs. Bren and Schreiber had responsibility for acquiring, investing, managing, developing and selling the real estate and real estate-related assets of each of the funds. Six of the 14 private funds managed by KBS investment advisors during the 10-year period ending December 31, 2009 used private REITs to structure the ownership of some of their investments.

Despite their general focus on the commercial and industrial sectors rather than the multifamily residential sector, KBS REIT I, KBS REIT II and each of the private funds managed by KBS investment advisors during the ten-year period ending December 31, 2009 have or had (four of the funds have been fully liquidated) investment objectives that are similar to ours. Like ours, their primary investment objectives are to provide investors with attractive and stable returns and to preserve and return their capital contributions and, like us, they seek to realize growth in the value of their investments by timing asset sales to maximize asset value.

KBS REIT I, KBS REIT II and each of the private funds have focused upon acquiring a diverse portfolio of real estate investments. The KBS investment advisors of the private funds typically diversified the portfolios of the funds by property type and geographic region as well as investment size and investment risk. In constructing the portfolios for 12 of the 14 private funds, the KBS investment advisor specialized in acquiring a mix of value-added, enhanced-return and core real estate assets, focusing primarily on value-added and enhanced-return properties. Value-added and enhanced-return assets are assets that are undervalued or that could be repositioned to enhance their value. For two of the 14 private funds, the KBS investment advisor focused on the acquisition of core real estate assets. Based on purchase price, KBS REIT I acquired approximately 65% core investments (which are generally existing properties with at least 80% occupancy and minimal near-term lease rollover) and approximately 35% real estate-related investments, including mortgage loans, mezzanine debt, mortgage-backed securities and other similar structured finance investments. Like KBS REIT I, KBS REIT II intends to diversify its assets by investment risk by making investments in core properties and real estate-related assets. KBS REIT II intends to allocate between 60% and 70% of its portfolio to investments in core properties and between 30% and 40% of its portfolio to mortgage, mezzanine, bridge and other loans; debt and derivative securities related to real estate assets, including mortgage-backed securities; and the equity securities of other REITs and real estate companies.

The tables presented in this section provide summary unaudited information related to the historical experience of KBS REIT I, KBS REIT II and the private real estate funds sponsored by KBS investment advisors. By purchasing shares in our initial public offering, you will not acquire any ownership interest in any funds to which the information in this section relates and you should not assume that you will experience returns, if any, comparable to those experienced by the investors in the real estate funds discussed. Further, the private funds discussed in this section were conducted through privately-held entities that were subject neither to the up-front commissions, fees and expenses associated with our initial public offering nor all of the laws and regulations that will apply to us as a publicly offered REIT.

The following tables are included herein:

•	Table I – Experience in Raising and Investing Funds;

•	Table II – Compensation to Sponsor;

•	Table III – Operating Results of Prior Programs;

•	Table IV – Results of Completed Programs;

•	Table V – Sales or Disposals of Properties; and

•	Table VI – Acquisitions of Properties by Programs.

The information in these tables should be read together with the summary information in this supplement under “Prior Performance Summary.”

TABLE I – KBS SPONSORS

EXPERIENCE IN RAISING AND INVESTING FUNDS

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Table I provides a summary of the experience of our KBS sponsors and KBS investment advisors in raising and investing funds for programs that have had offerings close during the three years ended December 31, 2009. Information is provided as to the manner in which the proceeds of the offerings have been applied. Each of the programs presented have investment objectives similar to ours. All percentage amounts except “Percent leveraged” represent percentages of the dollar amount raised for each program.

	SEPARATE ACCOUNT 5/06	SEPARATE ACCOUNT 10/06	SEPARATE ACCOUNT 01/07	KBS REIT I
Dollar amount offered	$50,012,000	$47,974,000	$81,790,000	$2,000,000,000

Dollar amount raised	$50,012,000	$47,974,000	$81,790,000	$1,703,298,000

Percentage amount raised	100.0%	100.0%	100.0%	85.2%

Percentage available for investment before offering expenses and reserves	100.0%	100.0%	100.0%	100.0%

Less offering expenses:

Selling commissions and dealer manager fees	-	-	-	9.1%

Organizational and offering expenses	-	-	-	1.0%

Reserves	-	-	-	-

Percentage available for investment after offering expenses and reserves	100.0%	100.0%	100.0%	89.9%

Acquisition costs:

Prepaid items and fees related to purchase of property	-	-	-	-

Purchase price (cash down payment) (1)	253.5%	239.1%	145.7%	176.2%

Acquisition fees (2)	2.5%	2.4%	1.5%	1.3%

Other capitalized costs (3)	2.1%	0.9%	0.4%	0.9%

Total acquisition costs (includes mortgage financing) (4)	258.1%	242.4%	147.6%	178.4%

Percent leveraged (5)	64.4%	64.2%	12.1%	49.5%

Date offering began	(6)	(7)	(8)	01/27/2006 (9)

Length of offering (in months)	(6)	(7)	(8)	28 (9)

Months to invest 90% of amount available for investment	(6)	(7)	(8)	31 (9)

(1) “Purchase price (cash down payment)” includes both debt- and equity-financed payments. See the “Percent leveraged” line for the approximate percentage of the purchase price financed with mortgage or other debt.

(2) Represents acquisition and origination fees as if they were calculated as a percentage of dollar amount raised. Acquisition and origination fees of these programs are calculated as a percentage of purchase price (including leverage used to fund the acquisition or origination) plus other acquisition and origination expenses and are paid to the KBS sponsor.

(3) Other capitalized costs include legal fees, outside broker fees, environmental studies, title and other closing costs.

(4) Total acquisition costs include the cash down payment, acquisition and origination fees, acquisition and origination expenses and mortgage financing.

(5) “Percent leveraged” represents financing outstanding as of December 31, 2009 divided by total acquisition or origination cost for properties and other investments acquired.

(6) This program represents a single-client account whereby dollars are raised only as assets are identified pursuant to a partnership agreement between a KBS affiliate and an institutional investor. Under the partnership agreement, when the KBS investment advisor for the partnership identifies properties for investment, the KBS investment advisor invests funds on behalf of the investor, manages the assets in the investor’s portfolio and ultimately sells the assets on behalf of the investor. Separate Account 5/06 made its first investment in September 2006. The program has made a total of five separate investments through December 2009.

TABLE I – KBS SPONSORS

EXPERIENCE IN RAISING AND INVESTING FUNDS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

(7) This program represents a single-client account whereby dollars are raised only as assets are identified pursuant to a partnership agreement between a KBS affiliate and an institutional investor. Under the partnership agreement, when the KBS investment advisor for the partnership identifies properties for investment, the KBS investment advisor invests funds on behalf of the investor, manages the assets in the investor’s portfolio and ultimately sells the assets on behalf of the investor. Separate Account 10/06 made its first investment in November 2006. The program has made a total of four separate investments through December 2009.

(8) This program represents a single-client account whereby dollars are raised only as assets are identified pursuant to a partnership agreement between a KBS affiliate and an institutional investor. Under the partnership agreement, when the KBS investment advisor for the partnership identifies properties for investment, the KBS investment advisor invests funds on behalf of the investor, manages the assets in the investor’s portfolio and ultimately sells the assets on behalf of the investor. Separate Account 01/07 made its first investment in March 2008. The program has made three investments through December 2009.

(9) KBS REIT I is a publicly-registered, non-traded REIT. KBS REIT I launched its initial public offering on January 27, 2006. On July 5, 2006, KBS REIT I broke escrow in its initial public offering and then commenced real estate operations. KBS REIT I ceased offering shares of common stock in its primary offering on May 30, 2008 and has now terminated its primary offering upon the completion of review of subscriptions submitted in accordance with its processing procedures. KBS REIT I continues to issue shares under its dividend reinvestment plan; proceeds from the dividend reinvestment plan are omitted from Table I. With proceeds from its initial public offering and debt financing, KBS REIT I acquired 64 real estate properties, one master lease, 21 real estate loans receivable and two investments in securities directly or indirectly backed by commercial mortgage loans. As discussed under “Prior Performance Summary Prior Investment Programs – KBS Sponsors – KBS REIT I” in this supplement, subsequent to KBS REIT I’s acquisition of these properties, loans and other investments, KBS REIT I’s portfolio composition changed as a result of the restructuring of certain investments and KBS REIT I taking title to properties underlying investments in loans that became impaired.

TABLE II – KBS SPONSORS

COMPENSATION TO SPONSOR

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Table II summarizes the amount and type of compensation paid to KBS affiliates during the three years ended December 31, 2009 in connection with 1) each program sponsored by our KBS sponsors or a KBS investment advisor that had offerings close during this period and 2) all other programs that have made payments to KBS affiliates during this period. All of the programs represented in the table below have or had investment objectives similar to ours. All figures are as of December 31, 2009.

TABLE II – KBS SPONSORS

COMPENSATION TO SPONSOR (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

	Commingled Account 12/96 (1)	Commingled Account 6/98 (2)	Commingled Account 6/99 (3)	Separate Account 10/97 (4)	Separate Account 12/98 (5)	Separate Account 6/05 (6)	Separate Account 8/05 (7)	Separate Account 5/06 (8)	Separate Account 10/06 (9)	Separate Account 01/07 (10)	KBS REIT I (11)	KBS REIT II (12)
Date offering commenced	(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)	(11)	(12)
Dollar amount raised	$266,125,050	$216,650,000	$187,000,000	$153,016,700	$210,967,612	$50,043,000	$49,180,000	$50,012,000	$47,974,000	$81,790,000	$1,832,820,000	$929,917,000
Amount paid to sponsor from proceeds of offering:
Underwriting fees	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$40,585,721 (17)	$23,307,549 (17)
Acquisition fees:
- real estate commissions	-	-	-	-	-	-	-	-	-	-	-	-
- advisory fees (13)	-	-	-	-	-	46,000	54,000	346,000	882,000	1,199,000	20,004,000	5,375,000
- other	-	-	-	-	-	-	-	-	-	-	-	-
Other	-	-	-	-	-	-	-	-	-	-	-	-
Dollar amount of cash generated from operations before deducting payments to sponsors	$16,648,000	$10,586,000	$14,817,000	$(115,000)	$4,951,000	$13,948,000	$11,492,000	$16,055,000	$13,298,000	$8,470,000	$298,767,000	$40,146,000
Amount paid to sponsor from operations:
Property management fees (14)	$2,840,000	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
Partnership and asset management fees	1,563,000	1,036,000	1,362,000	629,000	1,497,000	3,602,000	3,545,000	3,560,000	3,267,000	1,067,000	40,199,000 (18)	5,339,000
Reimbursements	-	-	-	-	-	-	-	-	-	-	-	-
Leasing commissions (14)	1,954,000	-	-	-	-	-	-	-	-	-	-	-
Construction management fees (14)	18,000	-	-	-	-	-	-	-	-	-	-	-
Loan servicing fees	-	-	-	-	-	-	-	-	-	-	-	-
Dollar amount of property sales and refinancing before deducting payments to sponsors (15)
- cash	$64,322,000	$137,452,000	$93,460,000	$109,379,000	$60,346,000	$1,812,000	$1,326,000	$-	$1,811,000	$-	$-	$-
- notes	-	-	-	-	-	-	-	-	-	-	-	-
Amounts paid to sponsor from property sales and refinancing:
-Real estate commissions (16)	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-	$-
-Disposition fees	-	497,000	335,000	-	-	-	-	-	-	-	-	-
- Incentive fees (16)	-	-	67,000	-	-	-	-	-	-	-	-	-
- Other	-	-	-	-	-	-	-	-	-	-	-	-

TABLE II – KBS SPONSORS

COMPENSATION TO SPONSOR (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

(1) This program made payments to KBS affiliates during the three years ended December 31, 2009; however, it did not close any offerings during this period. Commingled Account 12/96 represents a multi-investor commingled fund that makes investments through a limited partnership for which an affiliate of Messrs. Bren and Schreiber acts as the general partner. This program made its first investment in December 1996.

(2) This program made payments to KBS affiliates during the three years ended December 31, 2009; however, it did not close any offerings during this period. Commingled Account 6/98 represents a multi-investor commingled fund that makes investments through a limited partnership for which an affiliate of Messrs. Bren and Schreiber acts as the general partner. This program made its first investment in June 1998.

(3) This program made payments to KBS affiliates during the three years ended December 31, 2009; however, it did not close any offerings during this period. Commingled Account 6/99 represents a multi-investor commingled fund that makes investments through a limited partnership for which an affiliate of Messrs. Bren and Schreiber acts as the general partner. The account made its first investment in June 1999.

(4) This program made payments to KBS affiliates during the three years ended December 31, 2009; however, it did not close any offerings during this period. Separate Account 10/97 represents a single-client account that made investments through a limited partnership for which an affiliate of Messrs. Bren and Schreiber acts as the general partner. This program made its first investment in October 1997.

(5) This program made payments to KBS affiliates during the three years ended December 31, 2009; however, it did not close any offerings during this period. Separate Account 12/98 represents a single-client account that made investments through a limited partnership for which an affiliate of Messrs. Bren and Schreiber acts as the general partner. This program made its first investment in December 1998.

(6) This program made payments to KBS affiliates during the three years ended December 31, 2009; however, it did not close any offerings during this period. Separate Account 6/05 represents a single-client account that made investments through a limited partnership for which an affiliate of Messrs. Bren and Schreiber acts as the general partner. This program made its first investment in June 2005.

(7) This program made payments to KBS affiliates during the three years ended December 31, 2009; however, it did not close any offerings during this period. Separate Account 8/05 represents a single-client account that made investments through a limited partnership for which an affiliate of Messrs. Bren and Schreiber acts as the general partner. This program made its first investment in October 2005.

(8) This program represents a single-client account whereby dollars are raised only as assets are identified pursuant to a partnership agreement between a KBS affiliate and an institutional investor. Under the partnership agreement, when the KBS investment advisor for the partnership identifies properties for investment, the KBS investment advisor invests funds on behalf of the investor, manages the assets in the investor’s portfolio and ultimately sells the assets on behalf of the investor. Separate Account 5/06 made its first investment in September 2006. The program has made a total of five separate investments through December 2009. For more information about this program’s experience in raising capital, see Table I.

(9) This program represents a single-client account whereby dollars are raised only as assets are identified pursuant to a partnership agreement between a KBS affiliate and an institutional investor. Under the partnership agreement, when the KBS investment advisor for the partnership identifies properties for investment, the KBS investment advisor invests funds on behalf of the investor, manages the assets in the investor’s portfolio and ultimately sells the assets on behalf of the investor. Separate Account 10/06 made its first investment in November 2006. The program has made a total of four separate investments through December 2009. For more information about this program’s experience in raising capital, see Table I.

(10) This program represents a single-client account whereby dollars are raised only as assets are identified pursuant to a partnership agreement between a KBS affiliate and an institutional investor. Under the partnership agreement, when the KBS investment advisor for the partnership identifies properties for investment, the KBS investment advisor invests funds on behalf of the investor, manages the assets in the investor’s portfolio and ultimately sells the assets on behalf of the investor. Separate Account 01/07 made its first investment in March 2008. The program has made three investments through December 2009. For more information about this program’s experience in raising capital, see Table I.

(11) KBS REIT I is a publicly registered, non-traded REIT. KBS REIT I launched its initial public offering on January 27, 2006. On July 5, 2006, KBS REIT I broke escrow in its initial public offering and then commenced real estate operations. KBS REIT I ceased offering shares of common stock in its primary offering on May 30, 2008 and has now terminated its primary offering upon the completion of review of subscriptions submitted in accordance with its processing procedures. KBS REIT I continues to issue shares under its dividend reinvestment plan; proceeds from the dividend reinvestment plan are included in “Dollar amount raised” in this table, but are omitted from Table I. With proceeds from its initial public offering and debt financing, KBS REIT I acquired 64 real estate properties, one master lease, 21 real estate loans receivable and two investments in securities directly or indirectly backed by commercial mortgage loans. As discussed under “Prior Performance Summary Prior Investment Programs – KBS Sponsors – KBS REIT I” in this supplement, subsequent to KBS REIT I’s acquisition of these properties, loans and other investments, KBS REIT I’s portfolio composition changed as a result of the restructuring of certain investments and KBS REIT I taking title to properties underlying investments in loans that became impaired. For more information about this program’s experience in raising capital, see Table I.

(12) KBS REIT II is a publicly registered, non-traded REIT. KBS REIT II launched its initial public offering on April 22, 2008. On June 24, 2008, KBS REIT II broke escrow in its initial public offering and then commenced real estate operations. From commencement of its offering through December 31, 2009, KBS REIT II had sold 93,347,044 shares in its ongoing initial public offering for gross offering proceeds of $929.9 million, including 2,440,176 shares issued through its dividend reinvestment plan for gross offering proceeds of $23.2 million. As of December 31, 2009, KBS REIT II owned five real estate properties and two real estate loans receivable.

(13) Advisory fees are acquisition fees and origination fees that are calculated as a percentage of purchase price (including any debt used to fund the acquisition or origination) plus acquisition or origination expenses and are paid to the KBS sponsor. Separate Account 06/05, Separate Account 08/05, Separate Account 05/06, Separate Account 10/06 and Separate Account 01/07 also pay fees on amounts subsequently funded for capital improvements, tenant improvement costs and allowance and leasing costs, and these fees are included under advisory fees for these funds.

(14) Fees paid to parties affiliated with the general partner of the program.

(15) Dollar amount of property sales and refinancing represents capital from property sales and refinancings that were used to make distributions to investors.

TABLE II – KBS SPONSORS

COMPENSATION TO SPONSOR (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

(16) Only one of the private funds represented in this table, Commingled Account 6/99, paid incentive fees during the three years ended December 31, 2009. Two of the 10 private funds listed in this table, Commingled Account 6/98 and Commingled Account 6/99, pay incentive fees based on gains from the sale of assets. The incentive fees for the remaining eight private funds represented in this table (Commingled Account 12/96, Separate Account 10/97, Separate Account 12/98, Separate Account 6/05, Separate Account 8/05, Separate Account 5/06, Separate Account 10/06 and Separate Account 01/07) are back-end fees based on participation interests in the net cash flows of the funds’ assets after achieving a stipulated return for the investors. These back-end incentive fees will be paid during the final liquidation stage of the funds. Four of the private funds presented in this table (Commingled Account 12/96, Commingled Account 6/98, Commingled Account 6/99 and Separate Account 10/97) are in their liquidation stage. KBS REIT I and KBS REIT II may pay subordinated incentive fees based on participation in the net cash flows of the fund (whether from continuing operations, net sale proceeds or otherwise), after achieving a stipulated return for investors. Upon listing of the shares of KBS REIT I or KBS REIT II, such listed program may pay a subordinated incentive fee to its external advisor if investors have received a stipulated return. However, any portion of a subordinated participation in net cash flows paid by KBS REIT I or KBS REIT II would offset the amount otherwise due to the advisor by that program pursuant to the subordinated incentive listing fee.

(17) Underwriting fees include (i) dealer manager fees paid to the KBS-affiliated dealer manager that are not reallowed to participating broker-dealers as a marketing fee, (ii) the reimbursed portion of a dual employee’s salary paid by the KBS-affiliated dealer manager attributable to time spent planning and coordinating training and education meetings on behalf of the respective program, (iii) the reimbursed travel, meal and lodging costs of wholesalers and other registered persons of the KBS-affiliated dealer manager attending retail conferences and training and education meetings, (iv) reimbursed costs for promotional items for broker-dealers paid for by the KBS-affiliated dealer manager, (v) reimbursed legal fees paid for by the KBS-affiliated dealer manager and (vi) reimbursed attendance and sponsorship fees incurred by employees of the KBS-affiliated dealer manager and its affiliates to attend retail conferences sponsored by participating broker-dealers and other meetings with participating broker-dealers.

(18) As of December 31, 2009, this program had incurred but unpaid performance fees totaling $4.9 million.

TABLE III – KBS SPONSORS

OPERATING RESULTS OF PRIOR PROGRAMS

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

This table summarizes the operating results of programs sponsored by our KBS sponsors and KBS investment advisors that have had offerings close during the five years ended December 31, 2009. For these programs, this table shows: the income or loss of such programs (based upon U.S. generally accepted accounting principles (“GAAP”)); the cash they generated from operations, sales and refinancings; and information regarding cash distributions. Each of these programs has investment objectives similar to ours. All figures are as of December 31 of the year indicated, except as otherwise noted.

TABLE III – KBS SPONSORS

OPERATING RESULTS OF PRIOR PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

	Separate Account 6/05
	2005	2006	2007	2008	2009
Gross revenues	$4,045,000	$12,215,000	$13,348,000	$14,945,000	$13,470,000
Profit (loss) on sale of properties	-	-	-	-	-
Less: Operating expenses(1)	(2,098,000)	(5,128,000)	(5,407,000)	(5,625,000)	(5,827,000)
Interest expense	(1,524,000)	(4,856,000)	(5,349,000)	(5,394,000)	(4,307,000)
Depreciation(2)	-	-	-	-	-
Unrealized gain (loss)(2)	-	2,038,000	5,361,000	(3,752,000)	(24,415,000)

Net income (loss) - GAAP basis(2)	$423,000	$4,269,000	$7,953,000	$174,000	$(21,079,000)

Taxable income:
From operations	$482,000	$(61,000)	$82,000	$1,135,000	$453,378
From gain (loss) on sale	-	-	-	-	-
Cash generated (deficiency) from operations	2,337,000	3,316,000	3,063,000	3,729,000	3,554,000
Cash generated (deficiency) from sales	-	-	-	-	-
Cash generated from refinancing	-	-	-	-	-

Total cash generated from operations, sales and refinancing	2,337,000	3,316,000	3,063,000	3,729,000	3,554,000
Less: Cash distributions to investors
- From operating cash flow	(1,505,000)	(3,560,000)	(3,559,000)	(3,560,000)	(3,560,000)
- From sales and refinancing	-	-	-	-	-

Cash generated (deficiency) after cash distributions	832,000	(244,000)	(496,000)	169,000	(6,000)
Less: Special items (not including sales and refinancing)	-	-	-	-	-

Cash generated (deficiency) after cash distributions and special items	$832,000	$(244,000)	$(496,000)	$169,000	$(6,000)

Tax and Distribution Data per $1,000 Invested(3)
Federal Income Tax Results:
Ordinary income (loss)
- from operations	$23	$(1)	$2	$23	$9
- from recapture	-	-	-	-	-
Capital gain (loss)	-	-	-	-	-
Cash distributions to investors
Source (on GAAP basis)
- from investment income	72	71	71	71	71
- from return of capital	-	-	-	-	-

Total distribution on GAAP basis	$72	$71	$71	$71	$71

Source (on cash basis)
- from sales	$-	$-	$-	$-	$-
- from refinancing	-	-	-	-	-
- from operations	72	71	71	71	71

Total distributions on cash basis	$72	$71	$71	$71	$71

Amounts (in percentage terms) remaining invested in program properties as of December 31, 2009(4)	100%	100%	100%	100%	100%

(1) Operating expenses include all general and administrative expenses.

(2) The accompanying financial information has been prepared in conformity with accounting principles generally accepted in the United States for investment companies. Accordingly, the real estate investments are reflected at their estimated current values as determined by the general partner, using current appraisals or market information and the general partner’s good faith estimate of value. All other assets and liabilities are generally valued based on the actual costs or liabilities incurred, which management believes approximates current value.

The major differences between GAAP basis net income for investment companies and taxable income are the following:

•	GAAP basis income for investment companies does not include depreciation expense while taxable income includes depreciation expense.

•

GAAP basis income for investment companies includes the changes in market value of real estate investments as unrealized gain or loss in the income statement. There is no such adjustment for the calculation of taxable income.

(3) Tax and distribution data per $1,000 invested calculated based on weighted-average capital invested.

(4) Calculated as original total acquisition cost of investments made divided by original total acquisition cost of all investments held as of December 31, 2009.

TABLE III – KBS SPONSORS

OPERATING RESULTS OF PRIOR PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

	Separate Account 8/05
	2005	2006	2007	2008	2009
Gross revenues	$1,110,000	$10,653,000	$13,149,000	$12,932,000	$12,911,000
Profit (loss) on sale of properties	-	-	-	-	-
Less: Operating expenses(1)	(599,000)	(5,228,000)	(4,965,000)	(5,210,000)	(5,331,000)
Interest expense	(454,000)	(4,342,000)	(5,489,000)	(5,504,000)	(4,873,000)
Depreciation(2)	-	-	-	-	-
Unrealized gain (loss)(2)	-	6,381,000	2,111,000	(444,000)	(8,862,000)

Net income (loss) - GAAP basis(2)	$57,000	$7,464,000	$4,806,000	$1,774,000	$(6,155,000)

Taxable income:
From operations	$23,000	$(879,000)	$225,000	$(246,000)	$211,422
From gain (loss) on sale	-	-	-	-	-
Cash generated (deficiency) from operations	1,601,000	3,433,000	2,681,000	2,517,000	2,749,000
Cash generated (deficiency) from sales	-	-	-	-	-
Cash generated from refinancing	-	-	-	-	-

Total cash generated from operations, sales and refinancing	1,601,000	3,433,000	2,681,000	2,517,000	2,749,000
Less: Cash distributions to investors
- From operating cash flow	(470,000)	(3,190,000)	(3,500,000)	(3,500,000)	(3,499,000)
- From sales and refinancing	-	-	-	-	-

Cash generated (deficiency) after cash distributions	1,131,000	243,000	(819,000)	(983,000)	(750,000)
Less: Special items (not including sales and refinancing)	-	-	-	-	-

Cash generated (deficiency) after cash distributions and special items	$1,131,000	$243,000	$(819,000)	$(983,000)	$(750,000)

Tax and Distribution Data per $1,000 Invested(3)
Federal Income Tax Results:
Ordinary income (loss)
- from operations	$3	$(20)	$5	$(5)	$4
- from recapture	-	-	-	-	-
Capital gain (loss)	-	-	-	-	-
Cash distributions to investors
Source (on GAAP basis)
- from investment income	70	71	71	71	71
- from return of capital	-	-	-	-	-

Total distribution on GAAP basis	$70	$71	$71	$71	$71

Source (on cash basis)
- from sales	$-	$-	$-	$-	$-
- from refinancing	-	-	-	-	-
- from operations	70	71	71	71	71

Total distributions on cash basis	$70	$71	$71	$71	$71

Amounts (in percentage terms) remaining invested in program properties as of December 31, 2009(4)	100%	100%	100%	100%	100%

(1) Operating expenses include all general and administrative expenses.

(2) The accompanying financial information has been prepared in conformity with accounting principles generally accepted in the United States for investment companies. Accordingly, the real estate investments are reflected at their estimated current values as determined by the general partner, using current appraisals or market information and the general partner’s good faith estimate of value. All other assets and liabilities are generally valued based on the actual costs or liabilities incurred, which management believes approximates current value.

The major differences between GAAP basis net income for investment companies and taxable income are the following:

•	GAAP basis income for investment companies does not include depreciation expense while taxable income includes depreciation expense.

•

GAAP basis income for investment companies includes the changes in market value of real estate investments as unrealized gain or loss in the income statement. There is no such adjustment for the calculation of taxable income.

(3) Tax and distribution data per $1,000 invested calculated based on weighted-average capital invested.

(4) Calculated as original total acquisition cost of investments made divided by original total acquisition cost of all investments held as of December 31, 2009.

TABLE III – KBS SPONSORS

OPERATING RESULTS OF PRIOR PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

	Separate Account 5/06				Separate Account 10/06
	2006	2007	2008	2009	2006	2007	2008	2009
Gross revenues	$2,526,000	$16,480,000	$16,447,000	$15,353,000	$354,000	$13,628,000	$14,723,000	$15,662,000
Profit (loss) on sale of properties	-	-	-	-	-	-	-	-
Less: Operating expenses(1)	(1,503,000)	(7,855,000)	(7,907,000)	(7,875,000)	(428,000)	(7,653,000)	(8,070,000)	(7,190,000)
Interest expense	(878,000)	(4,810,000)	(4,824,000)	(4,922,000)	(122,000)	(4,146,000)	(4,383,000)	(4,385,000)
Depreciation(2)	-	-	-	-	-	-	-	-
Unrealized gain (loss)(2)	-	4,905,000	(2,756,000)	(18,731,000)	-	5,327,000	971,000	(1,296,000)

Net income (loss) - GAAP basis(2)	$145,000	$8,720,000	$960,000	$(16,175,000)	$(196,000)	$7,156,000	$3,241,000	$2,791,000

Taxable income:
From operations	$97,000	$1,539,000	$1,155,000	$(322,902)	$(183,000)	$(207,000)	$123,000	$1,437,292
From gain (loss) on sale	-	-	-	-	-	-	-	-

Cash generated (deficiency) from operations	855,000	5,816,000	3,876,000	2,803,000	1,769,000	3,681,000	2,726,000	3,624,000
Cash generated (deficiency) from sales	-	-	-	-	-	-	-	-
Cash generated from refinancing	-	-	-	-	-	-	-	-

Total cash generated from operations, sales and refinancing	855,000	5,816,000	3,876,000	2,803,000	1,769,000	3,681,000	2,726,000	3,624,000
Less: Cash distributions to investors
- From operating cash flow	(640,000)	(3,525,000)	(3,560,000)	(3,560,000)	(100,000)	(3,135,000)	(3,355,000)	(3,420,000)
- From sales and refinancing	-	-	-	-	-	-	-	-

Cash generated (deficiency) after cash distributions	215,000	2,291,000	316,000	(757,000)	1,669,000	546,000	(629,000)	204,000
Less: Special items (not including sales and refinancing)	-	-	-	-	-	-	-	-

Cash generated (deficiency) after cash distributions and special items	$215,000	$2,291,000	$316,000	$(757,000)	$1,669,000	$546,000	$(629,000)	$204,000

Tax and Distribution Data per $1,000 Invested(3)
Federal Income Tax Results:
Ordinary income (loss)
- from operations	$11	$31	$23	$(6)	$(127)	$(5)	$3	$30
- from recapture	-	-	-	-	-	-	-	-
Capital gain (loss)	-	-	-	-	-	-	-	-
Cash distributions to investors
Source (on GAAP basis)
- from investment income	70	71	71	71	70	71	71	71
- from return of capital	-	-	-	-	-	-	-	-

Total distribution on GAAP basis	$70	$71	$71	$71	$70	$71	$71	$71

Source (on cash basis)
- from sales	$-	$-	$-	$-	$-	$-	$-	$-
- from refinancing	-	-	-	-	-	-	-	-
- from operations	70	71	71	71	70	71	71	71

Total distributions on cash basis	$70	$71	$71	$71	$70	$71	$71	$71

Amounts (in percentage terms) remaining in program properties as of December 31, 2009(4)	100%	100%	100%	100%	100%	100%	100%	100%

(1) Operating expenses include all general and administrative expenses.

(2) The accompanying financial information has been prepared in conformity with accounting principles generally accepted in the United States for investment companies. Accordingly, the real estate investments are reflected at their estimated current values as determined by the general partner, using current appraisals or market information and the general partner’s good faith estimate of value. All other assets and liabilities are generally valued based on the actual costs or liabilities incurred, which management believes approximates current value.

The major differences between GAAP basis net income for investment companies and taxable income are the following:

•	GAAP basis income for investment companies does not include depreciation expense while taxable income includes depreciation expense.

•

GAAP basis income for investment companies includes the changes in market value of real estate investments as unrealized gain or loss in the income statement. There is no such adjustment for the calculation of taxable income.

(3) Tax and distribution data per $1,000 invested calculated based on weighted-average capital invested.

(4) Calculated as original total acquisition cost of investments made divided by original total acquisition cost of all investments held as of December 31, 2009.

TABLE III – KBS SPONSORS

OPERATING RESULTS OF PRIOR PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

	Separate Account 01/07
	2008	2009
Gross revenues	$1,442,000	$10,885,000
Profit (loss) on sale of properties	-	-
Less: Operating expenses(1)	(996,000)	(5,959,000)
Interest expense	(608,000)	(1,054,000)
Depreciation(2)	-	-
Unrealized gain (loss)(2)	(998,000)	(193,000)

Net income (loss) - GAAP basis(2)	$(1,160,000)	$3,679,000

Taxable income:
From operations	$(491,000)	$3,147,006
From gain (loss) on sale	-	-
Cash generated (deficiency) from operations	278,000	7,125,000
Cash generated (deficiency) from sales	-	-
Cash generated from refinancing	-	-

Total cash generated from operations, sales and refinancing	278,000	7,125,000
Less: Cash distributions to investors
- From operating cash flow	(695,000)	(4,630,000)
- From sales and refinancing	-	-

Cash generated (deficiency) after cash distributions	(417,000)	2,495,000
Less: Special items (not including sales and refinancing)	-	-

Cash generated (deficiency) after cash distributions and special items	$(417,000)	$2,495,000

Tax and Distribution Data per $1,000 Invested(3)
Federal Income Tax Results:
Ordinary income (loss)
- from operations	$(50)	$48
- from recapture	-	-
Capital gain (loss)	-	-
Cash distributions to investors
Source (on GAAP basis)
- from investment income	71	71
- from return of capital	-	-

Total distribution on GAAP basis	$71	$71

Source (on cash basis)
- from sales	$-	$-
- from refinancing	-	-
- from operations	71	71

Total distributions on cash basis	$71	$71

Amounts (in percentage terms) remaining in program properties as of December 31, 2009(4)	100%	100%

(1) Operating expenses include all general and administrative expenses.

(2) The accompanying financial information has been prepared in conformity with accounting principles generally accepted in the United States for investment companies. Accordingly, the real estate investments are reflected at their estimated current values as determined by the general partner, using current appraisals or market information and the general partner’s good faith estimate of value. All other assets and liabilities are generally valued based on the actual costs or liabilities incurred, which management believes approximates current value.

The major differences between GAAP basis net income for investment companies and taxable income are the following:

•	GAAP basis income for investment companies does not include depreciation expense while taxable income includes depreciation expense.

•

GAAP basis income for investment companies includes the changes in market value of real estate investments as unrealized gain or loss in the income statement. There is no such adjustment for the calculation of taxable income.

(3) Tax and distribution data per $1,000 invested calculated based on weighted-average capital invested.

(4) Calculated as original total acquisition cost of investments made divided by original total acquisition cost of all investments held as of December 31, 2009.

TABLE III – KBS SPONSORS

OPERATING RESULTS OF PRIOR PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

	KBS REIT I
	2006	2007	2008	2009
Gross revenues	$6,248,000	$100,302,000	$282,641,000	$285,077,000
Profit (loss) on sale of properties	-	-	-	-
Less: Operating expenses (1)	(3,455,000)	(32,465,000)	(86,767,000)	(106,282,000)
Interest expense	(2,826,000)	(33,368,000)	(68,303,000)	(60,931,000)
Depreciation	(2,538,000)	(42,916,000)	(97,021,000)	(120,311,000)
Loss on derivative instruments	-	(1,524,000)	(303,000)	(8,000)
Provision for loan losses	-	-	(104,000,000)	(178,813,000)
Other-than-temporary impairment of marketable real estate securities	-	-	(50,079,000)	(5,067,000)
Net loss attributable to noncontrolling interest	-	2,773,000	3,205,000	3,369,000

Net income (loss) - GAAP basis	$(2,571,000)	$(7,198,000)	$(120,627,000)	$(182,966,000)

Taxable income:
From operations	$(970,000)	$15,774,000	$66,297,000	$58,360,000
From gain (loss) on sale	-	-	-	-
Cash generated (deficiency) from operations	326,000	43,982,000	115,178,000	99,738,000
Cash generated (deficiency) from sales	-	-	-	-
Cash generated from refinancing	-	-	-	-

Total cash generated from operations, sales and refinancing	326,000	43,982,000	115,178,000	99,738,000
Less: Cash distributions to investors (2)
- From operating cash flow	(386,000)	(32,162,000)	(104,264,000)	(108,811,000)
- From sales and refinancing	-	-	-	-
- Other (3)	(900,000)	(700,000)	-	-

Cash generated (deficiency) after cash distributions	(960,000)	11,120,000	10,914,000	(9,073,000)
Less: Special items (not including sales and refinancing)	-	-	-	-

Cash generated (deficiency) after cash distributions and special items	$(960,000)	$11,120,000	$10,914,000	$(9,073,000)

Tax and Distribution Data per $1,000 Invested (4)
Federal Income Tax Results:
Ordinary income (loss)
- from operations	$(52)	$34	$44	$33
- from recapture	-	-	-	-
Capital gain (loss)	-	-	-	-
Cash distributions to investors (2)
Source (on GAAP basis)
- from investment income	-	36	44	33
- from return of capital	69	34	26	28

Total distribution on GAAP basis	$69	$70	$70	$61

Source (on cash basis)
- from sales	$-	$-	$-	$-
- from refinancing	-	-	-	-
- from other (3)	48	2	-	-
- from operations	21	68	70	61

Total distributions on cash basis	$69	$70	$70	$61

Amounts (in percentage terms) remaining in program properties as of December 31, 2009 (5)	100%	100%	100%	100%

(1) Operating expenses include all general and administrative expenses.

(2) Cash distributions to investors include distributions reinvested.

(3) Represents advances made by the advisor of KBS REIT I to pay dividends.

(4) Tax and distribution data per $1,000 invested calculated based on weighted-average capital invested.

(5) Calculated as original total acquisition and origination costs of investments made divided by original total acquisition and origination costs of all investments held as of December 31, 2009.

TABLE IV – KBS SPONSORS

RESULTS OF COMPLETED PROGRAMS

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Table IV summarizes the results of the programs sponsored by a KBS investment advisor that have completed their operations and sold all of their properties during the five years ended December 31, 2009. The programs represented in the table below had investment objectives that were similar to ours.

	Commingled
	Account 5/95 (1)
Dollar amount raised	$273,100,000	(1)

Number of properties purchased/developed	32
Date of closing of offering		(1)
Date of first sale of property	11/95
Date of final sale of property	9/05
Tax and distribution data per $1,000 invested through
Federal income tax results:
Ordinary income (loss):
- from operations	$295
- from recapture	-
Capital gain	230
Deferred gain:
Capital	-
Ordinary	-
Cash distributions to investors
Source (on GAAP basis)
- from investment income	519
- from return of capital	1,000

Total distribution on GAAP basis	$1,519

Source (on cash basis)
- from sales	$1,188
- from refinancing	-
- from operations	331

	$1,519

(1) This program was a multi-investor, commingled fund that made investments through a limited partnership for which an affiliate of Messrs. Bren and Schreiber served as the general partner. The investors in this partnership contributed a total of $273.1 million between April 1995 and May 1998.

TABLE IV – KBS SPONSORS

RESULTS OF COMPLETED PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

	Separate
	Account 10/97 (1)
Dollar amount raised	$153,017,000	(1)

Number of properties purchased/developed	12
Date of closing of offering		(1)
Date of first sale of property	4/00
Date of final sale of property	2/09
Tax and distribution data per $1,000 invested through
Federal income tax results:
Ordinary income (loss):
- from operations	$325
- from recapture	-
Capital gain	28
Deferred gain:
Capital	-
Ordinary	-
Cash distributions to investors
Source (on GAAP basis)
- from investment income	333
- from return of capital	1,000

Total distribution on GAAP basis	$1,333

Source (on cash basis)
- from sales	$897
- from refinancing	-
- from operations	436

	$1,333

(1) This program was single-client account that made investments through a limited partnership for which an affiliate of Messrs. Bren and Schreiber served as the general partner. The investors in this partnership contributed a total of $153.0 million between October 1997 and January 2000. Although this program sold its final assets in February 2009, it is currently in the process of winding down its operations.

TABLE V – KBS SPONSORS

SALES OR DISPOSALS OF PROPERTIES

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Table V presents summary information with respect to the results of sales or disposals of properties by programs sponsored by our KBS sponsors and KBS investment advisors during the three years ended December 31, 2009. The table includes information about the sales proceeds received, the cash invested in the properties, the taxable gain or loss from the sales and the cash flow from the operation of the properties. Each of the programs represented in the table have or had investment objectives similar to ours.

TABLE V – KBS SPONSORS

SALES OR DISPOSALS OF PROPERTIES (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

			Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties Including Closing and Soft Costs
Property	Date Acquired	Date of Sale	Cash Received Net of Closing Costs	Mortgage Balance at Time of Sale	Purchase Money Mortgage Taken Back by Sale	Adjustments Resulting from Application of GAAP	Total (1)	Original Mortgage Financing	Total Acquisition Costs, Capital Improvements Closing and Soft Costs (2)	Total	Excess (Deficiency) of Property Operating Cash Receipts Over Cash Expenditures (3)
Separate Account 12/98
1010 Lamar	12/98	11/07	$39,456,358	$-	$-	$-	$39,456,358	$-	$33,892,540	$33,892,540	$3,407,239
Carillon Towers	12/98	12/09	-	11,773,244	-	-	11,773,244	-	37,162,473	37,162,473	7,050,013
Commingled Account 12/96
Kirkwood Atrium	8/97	12/07	$22,254,714	$-	$-	$-	$22,254,714	$-	$21,543,253	$21,543,253	$9,845,880
Boulder Tower	5/97	12/07	31,376,678	-	-	-	31,376,678	-	31,289,749	31,289,749	18,780,130
Interchange Business Center	8/97	6/08	3,332,649	-	-	-	3,332,649	-	4,452,054	4,452,054	1,145,948
Bammel Land NWC & SWC	8/97	7/08	107,166	-	-	-	107,166	-	419,123	419,123	(291,255)
Cornerstone Tower	7/97	8/09	1,981,202	-	-	-	1,981,202	-	7,157,364	7,157,364	2,970,846
Northchase Center	7/97	8/09	5,268,944	-	-	-	5,268,944	-	12,027,649	12,027,649	7,034,179
Commingled Account 6/98
725 Concord	8/98	2/07	$17,855,792	$-	$-	$-	$17,855,792	$-	$16,184,402	$16,184,402	$9,237,455
702 E. Osborn	7/98	3/07	3,276,065	-	-	-	3,276,065	-	4,520,933	4,520,933	621,893
4141 Rockside	11/98	4/07	6,735,329	-	-	-	6,735,329	-	9,011,927	9,011,927	3,010,563
6161 Oaktree	11/98	4/07	5,293,419	-	-	-	5,293,419	-	9,011,716	9,011,716	2,531,272
Wells Fargo Bank Tower	8/98	6/07	8,686,198	-	-	-	8,686,198	-	14,537,983	14,537,983	4,641,566
Fairmount Place	7/98	8/07	9,378,362	-	-	-	9,378,362	-	9,537,574	9,537,574	3,396,914
2400 N. Central	7/98	8/07	5,833,884	-	-	-	5,833,884	-	7,142,484	7,142,484	1,150,763
2810 Parham	9/98	11/07	15,309,241	-	-	-	15,309,241	-	15,943,101	15,943,101	6,420,623
Bridgewood I	6/98	12/07	8,651,332	-	-	-	8,651,332	-	12,851,145	12,851,145	2,766,070
Bridgewood II	6/98	12/07	10,037,948	-	-	-	10,037,948	-	14,724,169	14,724,169	4,081,739
Mesa Executive Park (Phoenix)	7/98	7/08	6,899,415	-	-	-	6,899,415	-	12,427,575	12,427,575	5,336,154
Camelwest Plaza (Phoenix)	7/98	7/08	9,038,695	-	-	-	9,038,695	-	21,155,705	21,155,705	7,942,093
Scottsdale Financial Center I (Phoenix)	7/98	8/08	18,540,448	-	-	-	18,540,448	-	21,334,261	21,334,261	12,252,184
Paragon Plaza (Phoenix)	7/98	9/08	4,272,563	-	-	-	4,272,563	-	9,389,304	9,389,304	3,629,108
Scottsdale Airpark (Phoenix)	7/98	5/09	7,182,484	-	-	-	7,182,484	-	16,870,431	16,870,431	480,956
Commingled Account 6/99
Baytech Center	10/99	2/07	$11,640,758	$-	$-	$-	$11,640,758	$-	$9,229,500	$9,229,500	$4,216,068
Montlimar Place	10/99	4/07	18,001,260	-	-	-	18,001,260	-	18,118,239	18,118,239	8,031,026
Financial Plaza	12/99	4/07	16,501,781	-	-	-	16,501,781	-	18,847,245	18,847,245	5,303,751
3535 Travis Place	10/99	9/07	16,711,575	-	-	-	16,711,575	-	14,765,964	14,765,964	3,810,524
32 Nagog Condo Interest	9/99	11/07	316,542	-	-	-	316,542	-	113,502	113,502	1,044,963
205 W. Wacker	9/99	7/08	29,885,478	-	-	-	29,885,478	-	33,542,481	33,542,481	12,030,365
Separate Account 10/97
Eaton Center	12/97	6/07	$34,873,850	$29,405,000	$-	$-	$64,278,850	$-	$70,921,107	$70,921,107	$43,251,227
340/350 N. Sam Houston	1/98	10/07	6,171,131	-	-	-	6,171,131	-	13,920,506	13,920,506	3,293,537
650 N. Sam Houston	1/98	12/07	13,058,208	-	-	-	13,058,208	-	12,867,155	12,867,155	5,020,261
Cypress Tower	12/97	3/08	17,001,847	-	-	-	17,001,847	-	18,128,596	18,128,596	8,134,592
8866 Gulf Freeway	1/98	2/09	4,557,580	-	-	-	4,557,580	-	8,499,861	8,499,861	4,779,135
8876 Gulf Freeway	1/98	2/09	4,309,917	-	-	-	4,309,917	-	7,909,720	7,909,720	4,620,476
KBS REIT II
Sava CMBS	8/09	11/09	$4,199,332	$-	$-	$-	$4,199,332	$-	$3,958,516	$3,958,516	$7,004

TABLE V – KBS SPONSORS

SALES OR DISPOSALS OF PROPERTIES (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

(1) See also the table immediately below that sets forth the allocation of taxable gain (loss) associated with individual property sales between capital gain (loss) and ordinary gain (loss).

(2) Acquisition costs include acquisition fees paid to sponsor. Soft costs include legal fees, environmental studies, title and closing costs related to the acquisition and closing of the asset. Amounts shown do not include pro rata share of program offering costs nor do they include any program administration costs not related to the operation of the property.

(3) Does not include any program administration costs not related to the operation of the property.

*This table does not include an interest in a mezzanine loan acquired by KBS REIT I on September 24, 2007 that was paid down in full by the borrower of the loan on November 19, 2007, prior to the stated maturity date.

TABLE V – KBS SPONSORS

SALES OR DISPOSALS OF PROPERTIES (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

This table sets forth the allocation of taxable gain (loss) associated with individual property sales between capital gain (loss) and ordinary gain (loss) for properties sold by programs sponsored by our KBS sponsors or KBS investment advisors during the three years ended December 31, 2009.

	Taxable Gain	Capital Gain	Ordinary Gain
Property	(Loss)	(Loss)	(Loss)
Separate Account 12/98
1010 Lamar	$11,701,036	$11,701,036	$-
Carillon Towers	(17,323,788)	(17,323,788)	-

Commingled Account 12/96
Kirkwood Atrium	$5,676,673	$5,676,673	$-
Boulder Tower	6,737,388	6,737,388	-
Interchange Business Center	166,888	166,888	-
Bammel Land NWC & SWC	311,958	311,958	-
Cornerstone Tower	(3,871,483)	(3,871,483)	-
Northchase Center	(4,475,915)	(4,475,915)	-

Commingled Account 6/98
725 Concord	$4,062,524	$4,062,524	$-
702 E. Osborn	(456,284)	(456,284)	-
4141 Rockside	(671,420)	(671,420)	-
6161 Oaktree	(2,177,945)	(2,177,945)	-
Wells Fargo Bank Tower	(3,163,591)	(3,163,591)	-
Fairmont Place	1,746,670	1,746,670	-
2400 N. Central (Partial Sale of Land)	(207,461)	(207,461)	-
2810 Parham	2,674,203	2,674,203	-
Bridgewood I	(1,886,845)	(1,886,845)	-
Bridgewood II	(1,942,590)	(1,942,590)	-
Mesa Executive Park (Phoenix)	(3,142,272)	(3,142,272)	-
Camelwest Plaza (Phoenix)	(7,708,517)	(7,708,517)	-
Scottsdale Financial Center I (Phoenix)	1,623,264	1,623,264	-
Paragon Plaza (Phoenix)	(3,252,219)	(3,252,219)	-
Scottsdale Airpark (Phoenix)	(5,903,988)	(5,903,988)	-

Commingled Account 6/99
Baytech Center	$3,874,019	$3,874,019	$-
Montlimar Place	2,902,418	2,902,418	-
Financial Plaza	829,147	829,147	-
3535 Travis Place	4,597,485	4,597,485	-
32 Nagog Condo Interest	227,114	227,114	-
205 W. Wacker	2,667,925	2,667,925	-

Separate Account 10/97
Eaton Center	$8,293,580	$8,293,580	$-
340/350 N. Sam Houston	(5,113,156)	(5,113,156)	-
650 N. Sam Houston	2,795,943	2,795,943	-
Cypress Tower	1,916,097	1,916,097	-
8866 Gulf Freeway	(1,880,936)	(1,880,936)	-
8876 Gulf Freeway	(1,657,993)	(1,657,993)	-

KBS REIT II
Sava CMBS	$244,352	$-	$244,352

TABLE VI – KBS SPONSORS

ACQUISITIONS OF PROPERTIES BY PROGRAMS

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Table VI presents information concerning the acquisition of properties during the three years ended December 31, 2009 by KBS REIT I, KBS REIT II and the private programs sponsored by KBS investment advisors. Each of the programs below have investment objectives similar to ours.

TABLE VI – KBS SPONSORS

ACQUISITIONS OF PROPERTIES BY PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Property and Location	Type of Property	Gross Leaseable Area (sq. ft.)	Date of Purchase	Original Mortgage Financing	Cash Down Payment (equity)	Contract Purchase Price Plus Acquisitions Fees / Origination Fees (1)	Other Cash Expenditures Expensed (2)	Other Cash Expenditures Capitalized (3)	Total Cost of Property (4)
Separate Account 5/06(5)
625 Mt. Auburn Cambridge, MA	Office	137,047	01/11/07	$19,400,000	$10,652,521	$29,896,000	$-	$156,521	$30,052,521
Separate Account 10/06(6)
555 Washington Miami Beach, FL	Office	64,617	01/10/07	$19,500,000	$10,907,339	$30,300,000	$-	$107,339	$30,407,339
Parkwood Place Plano, TX	Office	98,750	02/13/07	11,700,000	6,606,722	18,180,000	-	126,722	18,306,722
Separate Account 01/07(7)
Crossroads Distribution Center Charlotte, NC	Industrial	496,347	03/28/08	$14,602,500	$11,875,602	$26,318,891	$-	$159,211	$26,478,102
Providence Towers Dallas, TX	Office	515,389	03/31/09	-	61,628,167	61,610,000	-	18,167	61,628,167
Ridgewood Corporate Center I Bellevue, WA	Office	240,576	11/19/09	-	32,575,405	32,395,750	-	179,655	32,575,405

TABLE VI – KBS SPONSORS

ACQUISITIONS OF PROPERTIES BY PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Property and Location	Type of Property	Gross Leaseable Area (sq. ft.)	Date of Purchase	Original Mortgage Financing	Cash Down Payment (equity)	Contract Purchase Price Plus Acquisition Fees / Origination Fees (1)	Other Cash Expenditures Expensed (2)	Other Cash Expenditures Capitalized (3)	Total Cost of Property (4)
KBS REIT I (8)
Sandmar Mezzanine Loan Southeast Retail Portfolio	Mezzanine Debt	N/A	01/09/2007	$-	$8,100,778	$8,060,182	$-	$40,596	$8,100,778
Crescent Green Buildings (9) Cary, NC	Office	248,832	01/31/2007	40,800,000	7,868,529	48,502,297	-	166,232	48,668,529
625 Second Street San Francisco, CA	Office	134,847	01/31/2007	33,700,000	17,822,848	51,383,545	-	139,303	51,522,848
Sabal VI Building (10) Tampa, FL	Office	96,346	03/05/2007	14,040,000	2,699,837	16,624,614	-	115,223	16,739,837
Park Central Mezzanine Loan New York, NY	Mezzanine Debt	N/A	03/23/2007	-	15,157,054	15,112,645	-	44,409	15,157,054
The Offices at Kensington Sugar Land, TX	Office	170,436	03/29/2007	18,500,000	9,644,446	28,209,512	-	(65,066)	28,144,446
Second Tribeca Mezzanine Loan (11) New York, NY	Mezzanine Debt	N/A	05/03/2007	-	31,500,918	31,458,564	-	42,354	31,500,918
Royal Ridge Building Alpharetta, GA	Office	160,539	06/21/2007	-	33,382,665	33,248,506	-	134,159	33,382,665
9815 Goethe Road Building Sacramento, CA	Office	80,000	06/26/2007	-	15,970,645	15,868,888	-	101,757	15,970,645
Bridgeway Technology Center Newark, CA	Research	187,268	06/27/2007	-	50,388,745	50,265,102	-	123,643	50,388,745
Tribeca Senior Mortgage Participation (11) (12) New York, NY	Mortgage Debt	N/A	06/28/2007	-	26,045,084	25,988,955	-	56,129	26,045,084

TABLE VI – KBS SPONSORS

ACQUISITIONS OF PROPERTIES BY PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Property and Location	Type of Property	Gross Leaseable Area (sq. ft.)	Date of Purchase	Original Mortgage Financing	Cash Down Payment (equity)	Contract Purchase Price Plus Acquisitions Fees / Origination Fees (1)	Other Cash Expenditures Expensed (2)	Other Cash Expenditures Capitalized (3)	Total Cost of Property (4)
KBS REIT I (8)
Opus National Portfolio MN, TX, OH, IN, GA, MI	Industrial	2,315,848	07/25/2007	$-	$125,708,945	$125,435,800	$-	$273,145	$125,708,945
200 Professional Drive Loan Origination (13) Gaithersburg, MD	Mortgage Debt	N/A	07/31/2007	-	9,135,325	9,124,003	-	11,322	9,135,325
Lawrence Village Plaza Loan Origination (14) New Castle, PA	Mortgage Debt	N/A	08/06/2007	-	6,367,211	6,357,585	-	9,626	6,367,211
11 South LaSalle Loan Origination (15) Chicago, IL	Mortgage Debt	N/A	08/08/2007	-	30,992,223	30,991,594	-	629	30,992,223
National Industrial Portfolio (16) CO, CT, MA, NH, NY, PA, TX	Industrial	10,924,318	08/08/2007	431,000,000	94,734,090	518,994,138	-	6,739,952	525,734,090
Plano Corporate Center I & II Plano, TX	Office	308,038	08/28/2007	30,591,000	15,605,472	46,093,894	-	102,578	46,196,472
2200 West Loop South Building Houston, TX	Office	196,217	09/05/2007	17,426,000	18,090,314	35,364,389	-	151,925	35,516,314
One Madison Mezzanine Loan (17) New York, NY	Mezzanine Debt	N/A	09/24/2007	-	21,174,500	21,157,500	-	17,000	21,174,500
San Diego Office Portfolio B-Note San Diego, CA	B-Note	N/A	10/26/2007	-	13,581,263	13,500,500	-	80,763	13,581,263
Petra Subordinated Debt	Subordinated Debt	N/A	10/26/2007	-	50,379,568	50,375,000	-	4,568	50,379,568
ADP Plaza Portland, OR	Office	180,772	11/07/2007	20,900,000	12,550,846	33,349,014	-	101,832	33,450,846
Woodfield Preserve Office Center Schaumburg, IL	Office	647,196	11/13/2007	68,400,000	68,140,801	136,816,433	-	(275,632)	136,540,801
Nashville Flex Portfolio Nashville, TN	Industrial	550,289	11/15/2007	32,430,000	22,267,806	53,907,180	-	790,626	54,697,806
4929 Wilshire B-Note Los Angeles, CA	B-Note	N/A	11/19/2007	-	2,598,953	2,559,347	-	39,606	2,598,953
Patrick Henry Corporate Center Newport News, VA	Office	98,883	11/29/2007	11,100,000	7,854,387	18,691,100	-	263,287	18,954,387
South Towne Corporate Center I&II Sandy, UT	Office	269,233	11/30/2007	25,200,000	25,107,283	50,124,496	-	182,787	50,307,283
Artisan Multifamily Portfolio Mezzanine Loan Las Vegas, NV	Mezzanine Debt	N/A	12/11/2007	-	20,183,326	20,119,330	-	63,996	20,183,326

TABLE VI – KBS SPONSORS

ACQUISITIONS OF PROPERTIES BY PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Property and Location	Type of Property	Gross Leaseable Area (sq. ft.)	Date of Purchase	Original Mortgage Financing	Cash Down Payment (equity)	Contract Purchase Price Plus Acquisition Fees / Origination Fees (1)	Other Cash Expenditures Expensed (2)	Other Cash Expenditures Capitalized (3)	Total Cost of Property (4)
KBS REIT I (8)
Arden Portfolio M3-(A) Mezzanine Loan (18) Southern California	Mezzanine Debt	N/A	01/30/2008	$36,167,167	$24,689,955	$60,731,643	$-	$125,479	$60,857,122
Arden Portfolio M2-(B) Mezzanine Loan (18) Southern California	Mezzanine Debt	N/A	01/30/2008	50,232,427	34,242,609	84,349,557	-	125,479	84,475,036
Rivertech I and II (19) Billerica, MA	Office	285,772	02/20/2008	27,300,000	18,458,439	45,540,496	-	217,943	45,758,439
San Antonio Business Park Mortgage Loan San Antonio, Texas	Mortgage Debt	N/A	03/28/2008	-	24,040,552	23,957,411	-	83,141	24,040,552
Suwanee Pointe Suwanee, GA	Industrial	205,645	05/22/2008	-	18,073,278	17,934,541	-	138,737	18,073,278
2600 Michelson Mezzanine Loan Irvine, CA	Mezzanine Debt	N/A	06/02/2008	-	8,618,799	8,560,147	-	58,652	8,618,799
Millennium I Building (20) Addison, TX	Office	353,461	06/05/2008	36,000,000	36,573,852	72,540,252	-	33,600	72,573,852
Tysons Dulles Plaza (21) McLean, VA	Office	487,775	06/06/2008	77,721,069	77,016,715	153,901,845	-	835,939	154,737,784
18301 Von Karman Mortgage and Mezzanine Loans (22) Irvine, CA	Mortgage & Mezzanine Debt	N/A	06/12/2008	-	62,416,334	62,339,883	-	76,451	62,416,334
Greak Oaks Center Alpharetta, GA	Office	235,224	07/18/2008	19,349,000	14,804,813	33,983,474	-	170,339	34,153,813
University Park Buildings Sacramento, CA	Office	127,085	07/31/2008	-	24,144,037	24,029,680	-	114,357	24,144,037
Meridian Tower Tulsa, OK	Office	205,659	08/18/2008	-	17,696,619	17,581,712	-	114,907	17,696,619
GKK Mezzanine Loan National	Mezzanine Debt	N/A	08/22/2008	297,623,400	202,743,766	499,763,818	-	603,348	500,367,166
55 East Montroe Mezzanine Loan Origination Chicago, IL	Mezzanine Debt	N/A	08/27/2008	-	55,425,610	55,412,598	-	13,012	55,425,610
North Creek Parkway Center Bothell, WA	Office	205,707	08/28/2008	-	41,553,139	41,423,279	-	129,860	41,553,139
Five Tower Bridge Building West Conshohocken, PA	Office	223,726	10/14/2008	41,000,000	33,549,767	73,554,888	-	994,879	74,549,767
City Gate Plaza Sacramento, CA	Office	105,003	11/25/2008	-	20,859,908	20,755,260	-	104,648	20,859,908

TABLE VI – KBS SPONSORS

ACQUISITIONS OF PROPERTIES BY PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

Property and Location	Type of Property	Gross Leaseable Area (sq. ft.)	Date of Purchase	Original Mortgage Financing	Cash Down Payment (equity)	Contract Purchase Price Plus Acquisition Fees / Origination Fees (1)	Other Cash Expenditures Expensed (2)	Other Cash Expenditures Capitalized (3)	Total Cost of Property (4)
KBS REIT II (23)
Mountain View Corporate Center Basking Ridge, NJ	Office	134,991	07/30/2008	$9,500,000	$21,235,714	$30,228,802	$-	$506,912	$30,735,714
100 & 200 Campus Drive Buildings Florham Park, NJ	Office	560,421	09/09/2008	118,326,200	66,356,177	182,074,807	-	2,607,570	184,682,377
300-600 Campus Drive Buildings Florham Park, NJ	Office	564,304	10/10/2008	140,850,000	45,054,953	183,083,908	-	2,821,045	185,904,953
350 E. Plumeria Building San Jose, CA	Office	142,700	12/18/2008	-	36,111,401	36,043,819	-	67,582	36,111,401
Northern Trust Building A-Note San Diego, CA	A-Note	-	12/31/2008	-	58,150,573	58,003,319	-	147,254	58,150,573
One Liberty Plaza Notes New York, NY	Mortgage	-	02/11/2009	-	67,460,813	67,367,855	-	92,958	67,460,813
Willow Oaks Corporate Center Fairfax, VA	Office	570,038	08/26/2009	-	113,689,342	113,019,921	669,421	-	113,689,342

TABLE VI – KBS SPONSORS

ACQUISITIONS OF PROPERTIES BY PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

(1) Contract purchase price is net of closing adjustments. Acquisition fees and origination fees are calculated as a percentage of purchase price (including any debt used to fund the acquisition or origination) plus other acquisition or origination expenses and are paid to the KBS sponsor.

(2) Other cash expenditures expensed include legal fees, outside broker fees, environmental studies, title and other closing costs.

(3) Other cash expenditures capitalized include legal fees, outside broker fees, environmental studies, title and other closing costs.

(4) Total cost of property includes the cash down payment, acquisition or origination fees, other cash expenditures and financing.

(5) This program represents a single-client account whereby dollars are raised only as assets are identified pursuant to a partnership agreement between a KBS affiliate and an institutional investor. Under the partnership agreement, when the KBS investment advisor for the partnership identifies properties for investment, the KBS investment advisor invests funds on behalf of the investor, manages the assets in the investor’s portfolio and ultimately sells the assets on behalf of the investor. Separate Account 5/06 made its first investment in September 2006. The program has made a total of five separate investments through December 2009.

(6) This program represents a single-client account whereby dollars are raised only as assets are identified pursuant to a partnership agreement between a KBS affiliate and an institutional investor. Under the partnership agreement, when the KBS investment advisor for the partnership identifies properties for investment, the KBS investment advisor invests funds on behalf of the investor, manages the assets in the investor’s portfolio and ultimately sells the assets on behalf of the investor. Separate Account 10/06 made its first investment in November 2006. The program has made a total of four separate investments through December 2009.

(7) This program represents a single-client account whereby dollars are raised only as assets are identified pursuant to a partnership agreement between a KBS affiliate and an institutional investor. Under the partnership agreement, when the KBS investment advisor for the partnership identifies properties for investment, the KBS investment advisor invests funds on behalf of the investor, manages the assets in the investor’s portfolio and ultimately sells the assets on behalf of the investor. Separate Account 01/07 made its first investment in March 2008. The program has made a total of three investments through December 2009.

(8) KBS REIT I is a publicly registered, non-traded REIT. KBS REIT I launched its initial public offering on January 27, 2006. On July 5, 2006, KBS REIT I broke escrow in its initial public offering and then commenced real estate operations. KBS REIT I ceased offering shares in its initial public offering on May 30, 2008.

(9) “Original Mortgage Financing” includes the Crescent Green Buildings Mezzanine Loan in the amount of $8,400,000 that was repaid in full on March 31, 2007.

(10) “Original Mortgage Financing” includes the Sabal VI Building Mezzanine Loan in the amount of $3,000,000 that was repaid in full on February 22, 2008.

(11) As of December 31, 2009, KBS REIT I had made three investments in loans related to the Tribeca Building. The Second Tribeca Mezzanine Loan was KBS REIT I’s most junior investment. Subsequent to December 31, 2009, the borrower under the Tribeca Loans defaulted and KBS REIT I foreclosed on this project by exercising its right to accept 100% of the ownership interest of the borrower under the Second Tribeca Mezzanine Loan pursuant to the Second Tribeca Mezzanine Loan documents. As a result of the assignment in lieu of foreclosure, as of December 31, 2009 KBS REIT I valued its investments in the Tribeca Loans at their aggregate fair values of $38.1 million. KBS REIT I expects the fair values of the Tribeca Loans as of December 31, 2009 will be equal to its consolidated investment in the Tribeca Building at the time of foreclosure.

(12) “Contract purchase price plus acquisition fees” reflects the original purchase price of $23,534,715, acquisition fees paid of $176,925 and subsequent loan draws of $2,277,315. As of December 31, 2009, the loan commitment was fully funded.

(13) “Contract purchase price plus acquisition fees” reflects the original purchase price of $7,397,280, acquisition fees paid of $55,564 and subsequent loan draws of $1,671,159. As of December 31, 2009, the remaining unfunded loan commitment totaled $1,236,944.

(14) “Contract purchase price plus acquisition fees” reflects the original purchase price of $6,159,435, acquisition fees paid of $46,268 and subsequent loan draws of $151,882. As of December 31, 2009, the remaining unfunded loan commitment totaled $1,812,869.

(15) “Contract purchase price plus acquisition fees” reflects the original purchase price of $21,500,000, acquisition fees paid of $161,330 and subsequent loan draws of $9,330,264. As of December 31, 2009, the remaining unfunded loan commitment totaled $8,104,532.

(16) KBS REIT I holds its investment in the National Industrial Portfolio through a consolidated joint venture in which KBS REIT I owns an 80% membership interest. Amounts presented reflect 100% interest.

(17) The borrower under the One Madison Mezzanine Loan paid off the loan in full on November 19, 2007, prior to the stated maturity date.

(18) On July 8, 2009, KBS REIT I released the borrowers under the Arden Portfolio Mezzanine Loans from liability and received preferred membership interests in a joint venture that indirectly owns the properties that had served as collateral for the loans.

TABLE VI – KBS SPONSORS

ACQUISITIONS OF PROPERTIES BY PROGRAMS (CONTINUED)

(UNAUDITED)

Prior Performance Is Not Indicative of Future Results

(19) “Original Mortgage Financing” represents the principal amount due under a nine-month secured bridge loan. KBS REIT I paid off the principal and interest due under the nine-month secured bridge loan with proceeds from a secured mortgage loan facility.

(20) “Original Mortgage Financing” represents the principal amount due under a six-month bridge loan that was repaid in full on February 5, 2009.

(21) “Original Mortgage Financing” represents the principal amount due under a six-month secured bridge loan, which was refinanced on September 4, 2008 with a 66-month fixed rate mortgage loan.

(22) During the year ended December 31, 2009, KBS REIT I received a deed-in-lieu of foreclosure in satisfaction of the amounts due under its investment in the 18301 Von Karman Loans. KBS REIT I gained control of the collateral securing these loans, an office building located at 18301 Von Karman Avenue, Irvine, California, on October 6, 2009 at a carrying value of $40.8 million.

(23) KBS REIT II is a publicly registered, non-traded REIT. KBS REIT II launched its initial public offering on April 22, 2008. On June 24, 2008, KBS REIT II broke escrow in its initial public offering and then commenced real estate operations.